Exhibit 4(c)
                                                           EXECUTION COPY












                                $100,000,000

                           MASTER CREDIT AGREEMENT

                                 dated as of

                                April 6, 1994

                                    among

                          CLARK EQUIPMENT COMPANY,
                                 as Borrower

                                     and

                         THE FINANCIAL INSTITUTIONS
                       FROM TIME TO TIME PARTY HERETO,
                                 as Lenders

                                     and

                               CHEMICAL BANK,
                                  as Agent





















                           MASTER CREDIT AGREEMENT


          This MASTER CREDIT AGREEMENT, dated as of April 6, 1994, (this "Agreement") is entered into among CLARK EQUIPMENT COMPANY, a Delaware corporation, (the "Borrower"), the LENDERS listed on the signature pages hereof or which may hereafter become a party hereto pursuant to Section
8.01 hereof (individually, a "Lender" and collectively, the "Lenders") and CHEMICAL BANK, a New York banking corporation, as agent for the Lenders (in such capacity, the "Agent").

          The Borrower has requested the Lenders to extend credit to the Borrower to enable the Borrower, on the terms and subject to the conditions set forth in this Agreement, to borrow on a revolving basis, at any time and from time to time from and including the Closing Date, an aggregate principal amount at any time outstanding not in excess of the Aggregate Commitments hereunder.

          Accordingly, the parties hereto agree as follows:


                                  ARTICLE I
                                 DEFINITIONS

          SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

          "ABR Borrowing" means a Borrowing comprised of ABR Loans.

          "ABR Loan" means a Loan as to which the Alternate Base Rate applies.

          "Adjusted CD Rate" means, with respect to any CD Loan, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the sum of (a) the product of (i) the Fixed Certificate of Deposit Rate in effect for the Interest Period applicable to such Loan and (ii) Statutory Reserves and (b) the Assessment Rate. "Fixed Certificate of Deposit Rate" means the arithmetic average (rounded upwards to the next 1/100 of 1% if such average is not such a multiple) of the prevailing rates per annum bid on or about 10:00 a.m., New York City time, to the Agent on the first Business Day of the Interest Period applicable to such CD Loan by three New York City negotiable certificate of deposit dealers of recognized standing selected by the Agent for the purchase at face value of negotiable certificates of deposit of major United States money center banks in an amount approximately equal to the principal amount of the Agent's portion of the Borrowing of which such CD Loan is a part, and with a maturity comparable to such Interest Period.

          "Administrative Questionnaire" means an Administrative
Questionnaire in the form of Exhibit D hereto.





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          "Aggregate Commitments" means the aggregate amount of the
Commitments of all Lenders, which on the Closing Date is $100,000,000 and which may be reduced from time to time pursuant to Section 2.09.

          "Alternate Base Rate" means, for any day, a rate per annum (rounded upwards if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. "Prime Rate" means the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced. "Base CD Rate" means, for any day, the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) Statutory Reserves and
(b) the Assessment Rate. "Three-Month Secondary CD Rate" means, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Federal Reserve Board through the public information telephone line of the Federal Reserve Bank of New York, to be published in Federal Reserve Statistical Release H.15
(519) during the week following such day or, if such rate shall not be so reported on such day or on such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. "Federal Funds Effective Rate" means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate or both for any reason, including the inability or failure of the Agent to obtain sufficient bids in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) or
(c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively. The Agent shall promptly notify the Borrower and the Lenders if at any time the Alternate Base Rate is being determined pursuant to clause (b) or (c) of the first sentence of this definition.

          "Applicable CD Margin" means: (a) at any time that the Credit Rating by Moody's is lower than Baa3 and the Credit Rating by S&P is lower than BBB-, a rate per annum equal to 0.6875%; (b) at any time that the Credit Rating by Moody's is Baa3 and the Credit Rating by S&P is BBB-, a rate per annum equal to 0.50%; (c) at any time that the Credit Rating by


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Moody's is Baa2 and the Credit Rating by S&P is BBB, a rate per annum equal to 0.425%; and (d) at any time that the Credit Rating by Moody's is Baa1 or higher and the Credit Rating by S&P is BBB+ or higher, a rate per annum equal to 0.375%. If at any time the Borrower has a Credit Rating split between those set forth in clauses (a) - (d) above, then the Applicable CD Margin shall be the rate per annum that would be applicable if the highest of the applicable Credit Ratings is used. If at any time the Borrower has a Credit Rating from only one of S&P and Moody's, then the Applicable CD Margin shall be the rate per annum that would be applicable for such Credit Rating. If at any time the Borrower does not have a Credit Rating from either Moody's or S&P, then the Applicable CD Margin shall be the rate per annum that would be applicable if the lowest of the Credit Ratings is used. In this event, the Borrower shall diligently attempt to obtain from either of the Rating Agencies a private letter rating of the Notes, which rating shall then determine the meaning of "Applicable CD Margin" as if it were a Credit Rating. Any change in the Applicable CD Margin shall be effective as of the date on which any of the Rating Agencies announces a change in the Borrower's Credit Rating (if applicable), the date on which the Borrower has no Credit Rating or the date on which the Borrower obtains a private letter rating of the Notes from any of the Rating Agencies.

          "Applicable LIBOR Margin" means: (a) at any time that the Credit Rating by Moody's is lower than Baa3 and the Credit Rating by S&P is lower than BBB-, a rate per annum equal to 0.5625%; (b) at any time that the Credit Rating by Moody's is Baa3 and the Credit Rating by S&P is BBB-, a rate per annum equal to 0.375%; (c) at any time that the Credit Rating by Moody's is Baa2 and the Credit Rating by S&P is BBB, a rate per annum equal to 0.30%; and (d) at any time that the Credit Rating by Moody's is Baa1 or higher and the Credit Rating by S&P is BBB+ or higher, a rate per annum equal to 0.25%. If at any time the Borrower has a Credit Rating split between those set forth in clauses (a) - (d) above, then the Applicable LIBOR Margin shall be the rate per annum that would be applicable if the highest of the applicable Credit Ratings is used. If at any time the Borrower has a Credit Rating from only one of S&P and Moody's, then the Applicable LIBOR Margin shall be the rate per annum that would be applicable for such Credit Rating. If at any time the Borrower does not have a Credit Rating from either Moody's or S&P, then the Applicable LIBOR Margin shall be the rate per annum that would be applicable if the lowest of the Credit Ratings is used. In this event, the Borrower shall diligently attempt to obtain from either of the Rating Agencies a private letter rating of the Notes, which rating shall then determine the meaning of "Applicable LIBOR Margin" as if it were a Credit Rating. Any change in the Applicable LIBOR Margin shall be effective as of the date on which any of the Rating Agencies announces a change in the Borrower's Credit Rating (if applicable), the date on which the Borrower has no Credit Rating or the date on which the Borrower obtains a private letter rating of the Notes from any of the Rating Agencies.

          "Assessment Rate" means the net annual assessment rate (rounded upwards, if necessary, to the next higher 1/100 of 1%) determined by the Agent to be payable to the Federal Deposit Insurance Corporation or any successor ("FDIC") for the insuring by the FDIC of time deposits made in the United States as of the day two Business Days prior to the date of determination.


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          "Borrower's 1993 Form 10-K" means the Borrower's annual report on
Form 10-K for 1993, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

          "Borrowing" means one or more Loans of the same Type made by the Lenders on a single date and as to which a single Interest Period is in effect (or with respect to Competitive Loans, by each of the Lenders whose offer to make Competitive Loans as part of such borrowing has been accepted by the Borrower pursuant to Section 2.05).

          "Borrowing Date" means any Business Day specified in a Notice of Borrowing as a date on which the Borrower requests that either a Borrowing of Syndicated Loans or a Borrowing of Competitive Loans be made hereunder.

          "Business Day" means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in Chicago and New York City; provided, however, that, when used in connection with a LIBOR Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

          "CD Borrowing" means a Borrowing comprised of CD Loans.

          "CD Loan" means a Loan as to which the Adjusted CD Rate applies.

          "Closing Date" means April 6, 1994.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Commitment" means, with respect to each Lender, the amount set forth opposite the name of such Lender on the signature pages hereof as the same may be reduced from time to time pursuant to Section 2.09.

          "Commitment Period" means the period from and including the Closing Date to but not including the Termination Date or such earlier date on which the Lenders' obligations to make Loans under this Agreement shall terminate as provided herein.

          "Competitive Bid" means an offer by a Lender to make a Competitive Loan pursuant to Section 2.05.

          "Competitive Bid Rate" means, as to any Competitive Bid made by a Lender pursuant to Section 2.05(b), (i) in the case of a LIBOR Competitive Loan, the Margin, and (ii) in the case of a Fixed Rate Loan, the fixed rate of interest offered by the Lender making such Competitive Bid.

          "Competitive Bid Request" means a request by the Borrower made pursuant to Section 2.05 in the form of Exhibit A-1 hereto.

          "Competitive Loan" means a Loan from a Lender pursuant to the bidding procedure described in Section 2.05.

          "Competitive Notes" means promissory notes of the Borrower in the form of Exhibit B hereto, evidencing the obligations of the Borrower to repay the Competitive Loans.
                                      5

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          "Consolidated Net Worth" means at any date the consolidated stockholders' equity of the Borrower and its Consolidated Subsidiaries plus the FASB 106 Adjustment minus the FASB 109 Adjustment plus the Terex Adjustment plus the Non-Cash Benefit Plan Adjustment.

          "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

          "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code.

          "Credit Rating" means the publicly announced rating on public senior unsecured long-term debt of the Borrower given by a Rating Agency.

          "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all debt described in items (i)-(iv) above of others secured by a Lien on any asset of such Person, whether or not such debt described in items (i)-(iv) above is assumed by such Person, and (vi) all debt described in items (i)-(iv) above of others Guaranteed by such Person; provided, however, that "Debt" shall not include
(a) any obligation of such Person to reimburse commercial banks for payments under letters of credit opened by such banks in connection with transactions arising in the ordinary course of such Person's business, if such obligation shall have been paid when due by such Person, (b) debt described in items (i)-(iv) above fully collateralized by cash, (c)
Guarantees consisting of obligations of the Borrower or its Subsidiaries, incurred in the ordinary course of business, to repurchase inventory from its dealers and distributors pursuant to the terms of its dealer and distributor agreements, or (d) Guarantees consisting of obligations of the Borrower and its Subsidiaries, incurred in the ordinary course of business, to repurchase inventory from banks or other financial institutions in the event of the repossession of such inventory by the bank or financial institution from the dealer for whom the inventory was financed by the bank or financial institution.

          "Default" means any condition or event the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, including all regulations from time to time promulgated thereunder.

          "Event of Default" has the meaning set forth in Section 7.01.




                                      6

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          "Facility Fee Percentage" means: (a) at any time that the Credit
Rating by Moody's is lower than Baa3 and the Credit Rating by S&P is lower than BBB-, a rate per annum equal to 0.3125%; (b) at any time that the Credit Rating by Moody's is Baa3 and the Credit Rating by S&P is BBB-, a rate per annum equal to 0.225%; (c) at any time that the Credit Rating by Moody's is Baa2 and the Credit Rating by S&P is BBB, a rate per annum equal to 0.20%; and (d) at any time that the Credit Rating by Moody's is Baa1 or higher and the Credit Rating by S&P is BBB+ or higher, a rate per annum equal to 0.1875%. If at any time the Borrower has a Credit Rating split between those set forth in clauses (a) - (d) above, then the Facility Fee Percentage shall be the rate per annum that would be applicable if the highest of the applicable Credit Ratings is used. If at any time the Borrower has a Credit Rating from only one of S&P and Moody's, then the Facility Fee Percentage shall be the rate per annum that would be applicable for such Credit Rating. If at any time the Borrower does not have a Credit Rating from either Moody's or S&P, then the Facility Fee Percentage shall be the rate per annum that would be applicable if the lowest of the Credit Ratings is used. In this event, the Borrower shall diligently attempt to obtain from either of the Rating Agencies a private letter rating of the Notes, which rating shall then determine the meaning of "Facility Fee Percentage" as if it were a Credit Rating. Any change in the Facility Fee Percentage shall be effective as of the date on which any of the Rating Agencies announces a change in the Borrower's Credit Rating (if applicable), the date on which the Borrower has no Credit Rating or the date on which the Borrower obtains a private letter rating of the Notes from any of the Rating Agencies.

          "FASB 106 Adjustment" means the sum of the current and long-term portions of the Borrower's liability resulting from the Borrower's adoption, and subsequent application, of Financial Accounting Standards Board Statement 106, as shown from time to time in the Borrower's balance sheet under the captions "Accrued Postretirement Benefits" and "Current
Liabilities: Accrued Postretirement Benefits".

          "FASB 109 Adjustment" means the amount of tax benefit resulting from time to time from the application of Financial Accounting Standards Board Statement 109 to the FASB 106 Adjustment, as calculated by the Borrower in accordance with generally accepted accounting principles.

          "Fixed Rate Loan" means any Competitive Loan offered by a Lender pursuant to Section 2.05 accruing interest at an absolute percentage rate per annum, not necessarily related to the Alternate Base Rate, the Adjusted CD Rate or the LIBOR Rate, selected by such Lender and expressed as a decimal (to no more than four decimal places), which the Borrower shall have elected to accept.

          "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

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(ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

          "Interest Period" means: (a) with respect to any Syndicated Loan:

          (i) initially, the period commencing on the Borrowing Date with respect to such Syndicated Loan and ending, with respect to LIBOR Syndicated Loans, one, two, three or six months thereafter as selected by the Borrower in its Notice of Borrowing as provided in Section 2.03; or, with respect to CD Loans, 30, 60, 90 or 180 days thereafter as selected by the Borrower in its Notice of Borrowing as provided in
     Section 2.03; or, with respect to ABR Loans, within ninety days thereafter as selected by the Borrower in its Notice of Borrowing as provided in Section 2.03; and

          (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Syndicated Loan and ending, with respect to LIBOR Syndicated Loans, one, two, three or six months thereafter as selected by the Borrower no later than 11:00 a.m. (New York City time) three Business Days prior to the last day of the then current Interest Period with respect to such LIBOR Syndicated Loan; or, with respect to CD Loans, 30, 60, 90 or 180 days thereafter as selected by the Borrower no later than 11:00 a.m. (New York City time) two Business Days prior to the last day of the then current Interest Period with respect to such CD Loan; or, with respect to ABR Loans, within ninety days thereafter as selected by the Borrower no later than 10:30 a.m. (New York City time) on the same Business Day as the last day of the then current Interest Period with respect to such ABR Loan; and

          (b)  with respect to any Competitive Loan:

          (i) as to any LIBOR Competitive Loan, the period commencing on the date of such LIBOR Competitive Loan and ending one, two, three or six months thereafter, as the Borrower may elect; and

          (ii) as to any Fixed Rate Loan, the period (not to be less than seven days nor to exceed 360 days) commencing on the date of such Competitive Loan and ending on the date specified in the Competitive Bid Request pursuant to which the offer to make the Fixed Rate Loan was extended;

provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:

          (A) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless, with respect to LIBOR Loans only, the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                                      8

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          (B)  with respect to Syndicated Loans only, if the Borrower shall fail to give notice as provided above with respect to a LIBOR Syndicated Loan or a CD Loan, the Borrower shall be deemed to have selected an ABR Loan to replace the affected LIBOR Syndicated Loan or CD Loan;

          (C) with respect to Syndicated Loans only, if the Borrower fails to specify the Interest Period applicable to a LIBOR Syndicated Loan, an Interest Period of a one month duration shall apply, and if the Borrower fails to specify the Interest Period applicable to a CD Loan, an Interest Period of a 30 day duration shall apply;

          (D)  no Interest Period shall extend beyond the Termination Date;
     and

          (E) with respect to Syndicated Loans only, the Borrower shall make no more than five Interest Period selections in any calendar month and shall select Interest Periods in such a manner that all Interest Periods at any one time outstanding hereunder shall end on no more than five different dates in any calendar month.

          "Joint Venture Company" means VME Group N.V., a Netherlands corporation which is fifty percent-owned by the Borrower.

          "LIBOR Borrowing" means a Borrowing comprised of LIBOR Syndicated Loans or LIBOR Competitive Loans.

          "LIBOR Competitive Loan" means any Competitive Loan bearing interest at a rate determined by reference to the LIBOR Rate in accordance with the provisions of Article II.

          "LIBOR Loan" means collectively a LIBOR Competitive Loan and a LIBOR Syndicated Loan.

          "LIBOR Rate" means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum determined by the Agent to be the arithmetic average of the rates designated as "LIBO" on Telerate screen number 3750 USD-LIBOR-BBA (rounded upwards if necessary, to the next one-sixteenth of one percent) for deposits with a maturity comparable to such Interest Period offered in immediately available funds in the London interbank market at approximately 11:00 A.M. (London time) two Business Days before the first day of such Interest Period; provided, however, that if such screen is cancelled or becomes otherwise unavailable, the "LIBOR Rate" shall be determined by some other reference to be agreed upon by the Borrower and the Agent.

          "LIBOR Syndicated Loan" means any Syndicated Loan bearing interest at a rate determined by reference to the LIBOR Rate in accordance with the provisions of Article II.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has


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acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

          "Loan" means a Syndicated Loan or a Competitive Loan.

          "Margin" means as to any Competitive Bid made by a Lender pursuant to Section 2.05(b), the margin (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) to be added to or subtracted from the LIBOR Rate in order to determine the interest rate acceptable to such Lender with respect to the Competitive Loan to which such bid relates. As used in this Agreement, the phrase "the sum of" any Margin and the LIBOR Rate, or similar phrase, shall require an addition (if this definition requires an addition of such Margin to such rate) or a subtraction (if this definition requires a subtraction of such Margin from such rate).

          "Material Subsidiary" means (i) any Subsidiary of the Borrower with revenues during the fiscal year of the Borrower most recently ended equal to or greater than 10% of the total revenues of the Borrower and its Consolidated Subsidiaries during such year or (ii) any Subsidiary of the Borrower with assets as of the last day of the Borrower's most recently ended fiscal year equal to or greater than 10% of the total assets of the Borrower and its Consolidated Subsidiaries at such date; provided, however, that intercompany accounts shall be excluded from the determination of total assets for purposes of clause (ii) above.

          "Moody's" means Moody's Investor Services, Inc.

          "Non-Cash Benefit Plan Adjustment" means the non-cash impact on consolidated stockholders' equity resulting from time to time from the application of Financial Accounting Standards Board Statement 87 to the Borrower's Retirement Program for Salaried Employees - Plan 23, including, but not limited to, any such impact that results from the termination of the Borrower's leveraged employee stock ownership plan.

          "Notes" means the Competitive Notes and the Syndicated Notes, and "Note" means any Competitive Note or Syndicated Note.

          "Notice of Borrowing" has the meaning ascribed to it in Section
2.03 hereof.

          "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "Person" means an individual, a corporation, a partnership, a trust or unincorporated organization, and a government or political subdivision or an agency thereof.

          "Plan" means at any time an employee pension benefit plan as defined in Section 3(2) of ERISA and which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which

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more than one employer makes contributions and to which a member of the
Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

          "Rating Agency" means S&P or Moody's and "Rating Agencies" means both S&P and Moody's.

          "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

          "Regulations G, U and X" means Regulations G, U and X of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

          "Required Lenders" means: (a) at any time prior to the termination of the Commitments as provided hereunder, Lenders having Commitments representing at least 51% of the Aggregate Commitments or (b) for purposes of acceleration pursuant to Article VII or at any time subsequent to the termination of Commitments as provided hereunder, Lenders holding Loans representing at least 51% of the aggregate principal amount of the Loans outstanding.

          "Responsible Officer" means the President, Vice President and Treasurer, Vice President and Controller or Assistant Treasurer of the Borrower, or any person designated by the Vice President and Treasurer of the Borrower.

          "S&P" means Standard & Poor's Corporation.

          "Statutory Reserves" means a fraction (expressed as a percentage), the numerator of which is one and the denominator of which is one minus a percentage (expressed as a decimal) which is in effect on the date of determination as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding one billion dollars in respect of new non-personal time deposits in dollars in New York City having a maturity of three months and in an amount of $100,000 or more.

          "Subsidiary" of a Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

          "Syndicated Loan" means a loan made by a Lender to the Borrower pursuant to Section 2.01.


                                     11

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
          "Syndicated Notes" means promissory notes of the Borrower in the form of Exhibit C hereto, evidencing the obligations of the Borrower to repay the Syndicated Loans.

          "Terex Adjustment" means the impact on consolidated stockholder's equity resulting from time to time from (i) the bankruptcy or insolvency of Terex Corporation or Clark Material Handling Company or (ii) the failure of Terex Corporation or Clark Material Handling Company to perform any of the liabilities and obligations which they assumed in connection with the sale of Clark Material Handling Company and its affiliates by the Borrower to Terex Corporation; provided, however, that the amount of this adjustment shall in no event exceed $37,000,000.00.

          "Termination Date" means the date of termination of the Lenders' obligations to make Loans hereunder to the Borrower, as provided in Section
11.01 hereof.

          "Type", when used in respect of any Loan or Borrowing, shall refer to the interest rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.

          "Wholly-Owned Consolidated Subsidiary" means any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Borrower.

          SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles applied on a basis consistent with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders. The Borrower shall promptly notify the Agent of any material change in or application of such generally accepted accounting principles adopted by the Borrower and reflected or to be reflected in financial statements of the Borrower, including, but not limited to, any such changes or applications resulting from the Borrower's adoption of the principles set forth in the Exposure Draft entitled "Accounting for the Impairment of Long-Lived Assets", and the Borrower and Lenders agree that, in the event of any such change, they shall discuss in good faith adjustment to the covenants contained in Sections 6.01, 6.02, 6.03 and 6.04 hereof.


                                 ARTICLE II
                                    LOANS

          SECTION 2.01. Syndicated Loans. Each Lender severally, and not jointly, agrees, on the terms and conditions set forth in this Agreement, to make revolving credit loans (individually, a "Syndicated Loan"; collectively, the "Syndicated Loans") to the Borrower from time to time during the Commitment Period in a principal amount outstanding at any time not exceeding the amount of such Lender's Commitment, subject to reduction as provided in Section 2.09, subject, however, to the conditions that (i) at no time shall the outstanding aggregate principal amount of all


Syndicated Loans and all Competitive Loans made by the Lenders exceed the Aggregate Commitments and (ii) at no time shall (A) the sum of (x) the outstanding aggregate principal amount of all Syndicated Loans made by any Lender and (y) the portion of such Lender's Commitment deemed (pursuant to Section 2.06(a)) used by such Lender with respect to Competitive Loans exceed (B) the Commitment of such Lender. The Borrower may borrow, repay the Syndicated Loans in whole or in part and reborrow, all in accordance with the terms and conditions hereof. All Syndicated Loans shall be due and payable at the end of the Interest Period applicable thereto, and all amounts outstanding shall be due and payable on the Termination Date. Each Borrowing of Syndicated Loans shall be made by the Lenders simultaneously and proportionately to the amount of each Lender's Commitment, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Syndicated Loan hereunder nor shall any Lender's Commitment be increased or decreased as a result of the default by any other Lender in that other Lender's obligation to make a Syndicated Loan hereunder.

          Section 2.02. Syndicated Notes. The Borrower shall execute and deliver to the Agent, for each Lender, on or before the Closing Date, a Syndicated Note in the form of Exhibit C attached hereto and made a part hereof to evidence that Lender's Syndicated Loans, in the principal amount of such Lender's Commitment and with other appropriate insertions (a "Syndicated Note"). Each Lender is hereby authorized to record the amount and type of each Syndicated Loan made by such Lender, the date and the amount of each payment or prepayment of principal thereof, the length of the Interest Period with respect thereto, the LIBOR Rate applicable to each LIBOR Syndicated Loan, the Alternate Base Rate applicable to each ABR Loan, and the Adjusted CD Rate applicable to each CD Loan, on its books or records or on the schedule annexed to and constituting a part of its Syndicated Note, and any such recordation shall, in the absence of manifest error, constitute prima facie evidence of the accuracy of the information so recorded, provided, however, that failure by a Lender to make any such recordation on its books or records or on its Syndicated Note shall not affect any of the obligations of the Borrower under such Syndicated Note or this Agreement.

          2.03. Notice of Borrowing. Whenever the Borrower desires to borrow under Section 2.01 hereof, it shall deliver to the Agent a written Syndicated Loan Notice of Borrowing, a form of which is attached hereto as Exhibit A-5, (each a "Notice of Borrowing") no later than (a) 11:00 a.m. (New York City time) on the third Business Day prior to the proposed Borrowing Date, in the case of a requested LIBOR Syndicated Loan, (b) 11:00 a.m. (New York City time) on the second Business Day prior to the proposed Borrowing Date, in the case of a requested CD Loan, or (c) 10:30 a.m. (New York City time) on the proposed Borrowing Date, in the case of a requested ABR Loan. The Notice of Borrowing shall specify (i) the proposed Borrowing Date (which shall be a Business Day), (ii) the amount of the proposed Borrowing, (iii) whether such Borrowing is to consist of LIBOR Syndicated Loans, CD Loans or ABR Loans, provided that any Syndicated Loan made while a Default is continuing may be made only as an ABR Loan, and (iv) the Interest Period for such Borrowing. Each Notice of Borrowing which shall fail to state an Interest Period applicable to a LIBOR Borrowing shall be deemed to be a request for an Interest Period of a one month duration, and each Notice of Borrowing which shall fail to state an Interest Period

applicable to a CD Borrowing shall be deemed to be a request for an Interest Period of a thirty day duration. LIBOR Borrowings and CD Borrowings shall be in minimum amounts of $8,000,000 and integral multiples of $1,000,000 in excess of that amount. ABR Borrowings shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount. In lieu of delivering a Notice of Borrowing, the Borrower may give the Agent telephonic notice by the required time and specifying the required information of any proposed Borrowing under Section 2.01; provided that such telephonic notice shall be promptly confirmed in writing by delivery by telecopier or telex of a Notice of Borrowing to the Agent on the same Business Day Agent receives telephonic notice. If the Borrower fails to specify whether a Borrowing is to be a LIBOR Borrowing, a CD Borrowing or an ABR Borrowing, such Borrowing shall be an ABR Borrowing.
In the case of LIBOR Borrowings, the Agent shall notify the Borrower two Business Days prior to the Borrowing Date of the LIBOR Rate applicable to the proposed LIBOR Borrowing for the Interest Period specified for such LIBOR Borrowing. In the case of CD Borrowings, the Agent shall notify the Borrower on the Borrowing Date of the Adjusted CD Rate applicable to the proposed CD Borrowing for the Interest Period specified for such CD Borrowing.

          Neither the Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of the Borrower or for otherwise acting in good faith under this Section and upon funding of the Syndicated Loans by the Lenders in accordance with this Agreement.

          Section 2.04. Disbursement of Funds. (a) The Agent shall give each Lender notice of each Notice of Borrowing, or telephonic notice thereof, and the contents thereof, promptly on the day of the Agent's receipt thereof. Except as provided to the contrary in subsection (c) below, each Lender shall make the amount of its Syndicated Loan available to the Agent, in same day funds, at the office of the Agent located in New York, New York, not later than 1:00 p.m. (New York time) on the Borrowing Date, and the Agent shall make the proceeds of such Syndicated Loans available to the Borrower by 3:00 p.m. (New York time) on such Borrowing Date by causing an amount of same day funds equal to the proceeds of all such Syndicated Loans received by the Agent to be credited to the account of the Borrower at such office of the Agent. Each Lender may at its option make any Syndicated Loan which is a LIBOR Syndicated Loan by causing a foreign branch or affiliate of such Lender to make such Loan, but only if any exercise of such option shall not subject the Borrower to any additional or increased payment obligations pursuant to this Agreement.

          (b) Unless the Agent shall have been notified by any Lender prior to any Borrowing Date in respect of any Syndicated Loan that such Lender does not intend to make available to the Agent such Lender's Syndicated Loan on such Borrowing Date, the Agent may assume that such Lender has made such amount available to the Agent on such Borrowing Date, and the Agent in its sole discretion may, but shall not be obligated to, make available to the Borrower a corresponding amount on such Borrowing Date. If the Agent does determine to make available to the Borrower such corresponding amount, the Agent shall promptly notify the Borrower of such determination. If such corresponding amount is not in fact made available

to the Agent by such Lender, the Agent shall promptly notify such Lender of such fact, and shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date on which the Agent notified such Lender that such corresponding amount was not received by the Agent until the date such amount is paid to the Agent, at the customary rate set by the Agent for the correction of errors among banks for two Business Days and thereafter at the ABR Rate.
If such Lender does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent. Nothing in this Section shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

          (c) Each Borrowing of Syndicated Loans which does not increase the aggregate outstanding principal amount of Syndicated Loans owing to Lenders over the aggregate principal amount of Syndicated Loans outstanding immediately prior to the making of such Syndicated Loans shall be effected by the Lenders by applying the proceeds of the new Borrowing of Syndicated Loans (or portion thereof) to the Syndicated Loans (or portion thereof) due and payable on such date, and accrued interest on the Syndicated Loan (or portion thereof) due and payable on such date shall be paid by the Borrower at the time of such new Borrowing of Syndicated Loans.

          Section 2.05. Competitive Bid Procedure. (a) In order to request Competitive Bids, the Borrower shall hand deliver or telex or telecopy to the Agent a duly completed Competitive Bid Request in the form of Exhibit A-1 hereto (each a "Competitive Bid Request"), signed by a Responsible Officer of the Borrower, to be received by the Agent (i) in the case of Borrowings of LIBOR Competitive Loans, not later than 10:00 a.m. New York City time four Business Days before a proposed Borrowing of LIBOR Competitive Loans, and (ii) in the case of Borrowings of Fixed Rate Loans, not later than 10:00 a.m. New York City time one Business Day before a proposed Borrowing of Fixed Rate Loans. No CD Loan or ABR Loan shall be requested in or made pursuant to a Competitive Bid Request. Competitive Bid Requests that do not conform substantially to the format of Exhibit A-1 may be rejected in the Agent's sole discretion, and the Agent shall notify the Borrower of such rejection by telex or telecopier not later than noon, New York City time on the date of receipt. Such Competitive Bid Request shall in each case refer to this Agreement and specify (w) whether the Loans then being requested are to be LIBOR Competitive Loans or Fixed Rate Loans, (x) the date of such Loans (which shall be a Business Day), (y) the aggregate principal amount thereof (which shall not be greater than the aggregate amount of the then unused Commitments of all the Lenders, shall not be less than $5,000,000 and shall be an integral multiple of $1,000,000), and (z) the Interest Period with respect thereto. The maturity date for repayment for each Competitive Loan to be made as a part of each Borrowing shall be the last day of the Interest Period relating thereto. Promptly on the date of receipt by the Agent of such Competitive Bid Request, the Agent shall invite by telex or telecopier (in the form set forth in Exhibit A-2 hereto) the Lenders to make Competitive Bids pursuant to such Competitive Bid Request in accordance with the terms and conditions of this Agreement.



          (b) Each Lender may, in its sole discretion, make one or more Competitive Bids to the Borrower responsive to such Competitive Bid Request. Each Competitive Bid by a Lender must be received by the Agent via telex or telecopier, in the form of Exhibit A-3 hereto, (i) in the case of LIBOR Competitive Loans, not later than 9:30 a.m. New York City time, three Business Days before a proposed Borrowing of LIBOR Competitive Loans, and (ii) in the case of Fixed Rate Loans, not later than 9:30 a.m. New York City time, on the Business Day of a proposed Borrowing of Fixed Rate Loans. Multiple bids will be accepted by the Agent. Any Competitive Bid of any Lender that does not conform precisely to the format of Exhibit A-3 may be rejected by the Agent upon consultation with the Borrower and the Agent shall notify such Lender of such rejection by telex or telecopier as soon as practicable after consultation with the Borrower. Each Competitive Bid of any Lender shall refer to this Agreement and specify (x) the maximum principal amount (which may be up to the full amount of the requested Borrowing regardless of the Commitment of such Lender and which shall be in a minimum amount of $5,000,000 and in an integral multiple of $1,000,000) of the Competitive Loan that such Lender is willing to make to the Borrower, (y) the Competitive Bid Rate at which such Lender is prepared to make the Competitive Loan and (z) the Interest Period and last date thereof. If any Lender shall elect not to make a Competitive Bid, such Lender shall so notify the Agent via telex or telecopier (i) in the case of LIBOR Competitive Loans, not later than 9:30 a.m. New York City time, three Business Days before a proposed Borrowing of LIBOR Competitive Loans, and
(ii) in the case of Fixed Rate Loans, not later than 9:30 a.m. New York City time, the same Business Day of a proposed Borrowing of Fixed Rate Loans; provided, however, that failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Loan.
A Competitive Bid submitted by a Lender pursuant to this paragraph (b) shall be irrevocable.

          (c) The Agent shall promptly notify the Borrower by telex or telecopier (i) in the case of LIBOR Competitive Loans, not later than 10:00 a.m. New York City time, three Business Days before a proposed Borrowing of LIBOR Competitive Loans, and (ii) in the case of Fixed Rate Loans, not later than 10:00 a.m. New York City time the same Business Day of a proposed Borrowing of Fixed Rate Loans, of the number of Competitive Bids made, the Competitive Bid Rate and the maximum principal amount of each Competitive Loan in respect of which a Competitive Bid was made and the identity of the Lender making such Competitive Bid. The Agent shall send a copy of all Competitive Bids to the Borrower as soon as practicable after receipt thereof.

          (d) The Borrower may in its sole and absolute discretion, subject only to the provisions of this paragraph (d), accept or reject any Competitive Bid referred to in paragraph (c) above. The Borrower shall notify the Agent by telephone, confirmed by telex or telecopier in the form of a Competitive Bid Accept/Reject Letter, a copy of which is attached as Exhibit A-4 hereto, whether and to what extent it has decided to accept or reject any of or all the bids referred to in paragraph (c) above, (x) in the case of a LIBOR Competitive Loan, not later than 10:30 a.m., New York City time, three Business Days before a proposed Borrowing of LIBOR Competitive Loans, and (y) in the case of a Fixed Rate Loan, not later than 10:30 a.m., New York City time, on the day of a proposed Borrowing of Fixed Rate Loans; provided, however, that (i) the failure by the Borrower to give

such notice shall be deemed to be a rejection of all the bids referred to in paragraph (c) above, (ii) the Borrower shall not accept a bid made at a particular Competitive Bid Rate if the Borrower has decided to reject a bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the principal amount specified in the Competitive Bid Request, (iv) if the Borrower shall accept a bid or bids made at a particular Competitive Bid Rate but the amount of such bid or bids shall cause the total amount of bids to be accepted by the Borrower to exceed the amount specified in the Competitive Bid Request, then the Borrower shall accept a portion of such bid or bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Competitive Bids accepted with respect to such Competitive Bid Request, which acceptance, in the case of multiple bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such bid at such Competitive Bid Rate, and (v) except pursuant to clause (iv) above, no bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further, however, that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner which shall be in the discretion of the Borrower. A notice given by the Borrower pursuant to this paragraph (d) shall be irrevocable.

          (e) The Agent shall promptly notify the Lenders whether or not their Competitive Bids have been accepted (and if so, in what amount) by telex or telecopier sent by the Agent. Each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

          (f) No Competitive Bid Request shall be issued by the Borrower within five Business Days of the date of any other Competitive Bid Request.

          (g) If the Agent in its capacity as a Lender shall elect to submit a Competitive Bid, it shall submit such bid to the Borrower one-quarter hour earlier than the latest time at which the other Lenders are required to submit their bids to the Agent pursuant to Section 2.05(b).

          (h) All notices required by this Section 2.05 shall be made in accordance with Section 11.04.

          Section 2.06. Competitive Loans. (a) Competitive Loans made by the Borrower on any date shall be in an integral multiple of $1,000,000 and in a minimum aggregate principal amount of $5,000,000. Competitive Loans shall be made to the extent Competitive Bids are accepted by the Borrower in accordance with Section 2.05(d). At no time shall the aggregate outstanding principal amount of all Competitive Loans exceed an amount equal to the Aggregate Commitments minus the aggregate then outstanding principal amount of all Syndicated Loans. The Aggregate Commitments shall be deemed used from time to time to the extent of the aggregate amount of the Competitive Loans then outstanding, pro rata in accordance with the Lenders' respective Commitments.
                                     17

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
          (b) Each Competitive Loan shall be a LIBOR Competitive Loan or a Fixed Rate Loan, as the Borrower may request subject to and in accordance with Section 2.05. Each Lender may at its option make any LIBOR Competitive Loan by causing a foreign branch or affiliate of such Lender to make such Loan but only if any exercise of such option shall not subject the Borrower to any additional or increased payment obligations pursuant to this Agreement. Any exercise of such option in accordance with the terms hereof shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of the applicable Competitive Note. Competitive Loans of more than one interest rate option may be outstanding at the same time.

          (c) Each Lender shall make its Competitive Loan on the proposed date thereof by paying the amount required to the Agent, in immediately available funds not later than 1:00 p.m., New York City time, and the Agent shall by 3:00 p.m., New York City time, credit the amounts so received to the general deposit account of the Borrower with the Agent or, if Competitive Loans are not made on such date because any condition precedent to a Borrowing herein specified shall not have been met, return the amounts so received to the respective Lenders as soon as practicable.

          Section 2.07. Competitive Notes. The Borrower shall execute and deliver to each Lender (or to the Agent on behalf of each Lender) a Competitive Note substantially in the form of Exhibit B attached hereto. The Competitive Note issued to each Lender shall (i) be payable to the order of such Lender and be dated the Closing Date, (ii) be in a stated principal amount equal to the Aggregate Commitments and be payable in the outstanding principal amount of Competitive Loans evidenced thereby from time to time, (iii) mature with respect to each Competitive Loan evidenced thereby on the last day of the Interest Period applicable thereto, (iv) bear interest as provided in Section 3.01 in respect of LIBOR Competitive Loans or Fixed Rate Loans, as the case may be, evidenced thereby, and (v) be entitled to the benefits of this Agreement and the other loan documents. Each Competitive Note shall bear interest from the date of the first Borrowing evidenced by such Note on the outstanding principal balance thereof as set forth in Section 3.01. Each Lender shall, and is hereby authorized by the Borrower to, endorse on the schedule attached to each Competitive Note of such Lender (or on a continuation of such schedule attached to each such Note and made a part thereof) an appropriate notation evidencing the date, amount and interest rate of each Competitive Loan of such Lender, each payment or prepayment of principal of any Competitive Loan and the other information provided for on such schedule; provided, however, that the failure of any Lender to make such a notation or any error therein shall not in any manner affect the obligation of the Borrower to repay the Competitive Loans made by such Lender in accordance with the terms of such Competitive Note.

          Section 2.08. Use of Proceeds. The proceeds of the Loans shall be used solely for general corporate purposes of the Borrower, including, but not limited to, acquisitions and commercial paper support.

          Section 2.09. Optional Reduction of Commitments. The Borrower shall have the right, from time to time, upon not less than three Business Days' prior notice to the Agent, to terminate the Commitments or reduce the amount of the Aggregate Commitments, provided that (a) any such reduction

shall be in an amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall permanently reduce the Aggregate Commitments then in effect, (b) no such reduction may reduce the amount of the Aggregate Commitments to an amount less than the aggregate outstanding principal amount of Competitive Loans, (c) to the extent, if any, that the amount of the Loans then outstanding exceeds the amount of the Aggregate Commitments as then reduced, the Borrower shall, on the date of such reduction, prepay the Syndicated Loans in an amount not less than such excess, together with accrued interest on the amount so prepaid to the date of such prepayment and any amounts owing by the Borrower pursuant to Section 11.02(b) hereof as a result of such prepayment, and (d) the Borrower shall, on the date of such reduction, pay accrued facility fees pursuant to Section 3.06 hereof on the amount of such reduction to the date of such reduction. Upon any such reduction of the Aggregate Commitments, the Commitment of each Lender shall be reduced pro rata. Each notice of reduction of the Aggregate Commitments shall be irrevocable once given.

          Section 2.10. Optional Prepayment of Loans. (a) The Borrower may at any time and from time to time prepay Syndicated Loans, in whole or in part, without premium or penalty, upon at least one Business Day's notice to the Agent, in the case of prepayment of ABR Loans, and upon at least three Business Days' notice to the Agent, in the case of prepayment of LIBOR Syndicated Loans or CD Loans, specifying the date and amount of prepayment and the Loans and the type of Syndicated Loans being prepaid. Upon receipt of such notice the Agent shall promptly notify each Lender thereof. If such notice is given by the Borrower, the Borrower shall make such prepayment, and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid and any amounts owing by the Borrower pursuant to Section 11.02(b) hereof as a result of such prepayment. Partial payments pursuant to this Section shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

          (b) Competitive Loans may not be prepaid by the Borrower, except upon acceleration pursuant to Article VII hereof.


                                 ARTICLE III
                 INTEREST RATE PROVISIONS, FEES AND PAYMENTS

          Section 3.01. Interest Rate and Payments. (a) Each LIBOR Loan shall bear interest on the unpaid principal amount at a rate per annum equal to the LIBOR Rate plus (i) if such Loan is a LIBOR Competitive Loan, the Margin specified by the Lender making such Loan in its Competitive Bid with respect to such Loan and (ii) if such Loan is a LIBOR Syndicated Loan, the Applicable LIBOR Margin. Each CD Loan shall bear interest on the unpaid principal amount at a rate per annum equal to the Adjusted CD Rate plus the Applicable CD Margin. The ABR Loans shall bear interest on the unpaid principal amount at a rate per annum equal to the Alternate Base Rate. Each Fixed Rate Loan shall bear interest at a rate per annum equal to the fixed rate of interest offered by the Lender making such Loan and accepted by the Borrower pursuant to Section 2.05.




          (b) Interest on each LIBOR Loan, each CD Loan and each Fixed Rate Loan shall be due and payable in arrears at the end of the Interest Period applicable thereto and also, in the case of a LIBOR Loan with an Interest Period in excess of three months, upon the expiration of three months following the commencement of the Interest Period, in the case of a CD Loan with an Interest Period in excess of 90 days, upon the expiration of 90 days following the commencement of the Interest Period, and in the case of a Fixed Rate Loan with an Interest Period in excess of 90 days, at the end of each calendar quarter, unless, as of the end of such calendar quarter, no more than 90 days remain in the Interest Period. Interest on each ABR Loan shall be due and payable in arrears at the end of the Interest Period applicable thereto and on the last Business Day of each calendar quarter. Interest on principal prepaid on Loans shall also be due and payable in arrears upon such prepayment and accrued and unpaid interest on all Loans shall also be due and payable in arrears upon any acceleration of principal pursuant to Article VII and on the Termination Date.

          (c) The Agent shall notify the Lenders, in accordance with the Agent's customary procedures, of the LIBOR Rate applicable to each LIBOR Loan and the Adjusted CD Rate applicable to each CD Loan, and shall notify the Lenders from time to time, in accordance with the Agent's customary procedures, of the ABR Rate.

          Section 3.02. Late Principal Payment. Any principal payments on the Loans not paid when due, whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall, to the extent permitted by applicable law, thereafter bear interest (compounded monthly and payable upon demand) at a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement in respect of such principal amount until such unpaid amount has been paid in full (whether before or after judgment).

          Section 3.03. General Provisions as to Payments. The Borrower shall make each payment of interest on the Loans and each payment of fees pursuant to Section 3.06 and Section 3.07 hereof not later than 1:00 p.m. (New York City time) on the date when due, in funds immediately available in New York City, to the Agent, for the account of the Lenders, at its address referred to in Section 11.04 of this Agreement. Payments of principal, whether at the stated repayment date, on the Termination Date, by acceleration or by prepayment, shall be made in the same manner as prescribed for payments of interest. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

          Section 3.04. Pro Rata Treatment and Payments. Each Borrowing of Syndicated Loans by the Borrower hereunder, each payment (including each prepayment) by the Borrower on account of principal or interest with respect to Syndicated Loans or on account of fees hereunder, and any reduction of the Aggregate Commitments hereunder shall be made pro rata among the Lenders, in accordance with their respective Commitments. Each payment (including each prepayment) by the Borrower on account of principal or interest with respect to Competitive Loans shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Competitive Loans extended by each Lender comprising a part of the Borrowing as to which such payment is made. All payments (including

prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without set-off or counterclaim to the Agent, for the account of the Lenders, at the Agent's office located in New York, New York, in dollars and in immediately available funds. The Agent shall distribute such payments to each Lender promptly on the day of the Agent's receipt thereof by causing such Lender's portion of such payment to be deposited in such account as may be designated by such Lender. If the Agent does not distribute any Lender's portion of such payment by such time, such Lender shall promptly notify the Agent of such fact, and shall be entitled to recover such portion on demand from the Agent together with interest thereon, for each day from the date on which such Lender notified the Agent that such portion was not received by the Lender until the date such portion is paid to such Lender, at the customary rate set by the Agent for the correction of errors among banks.

          Section 3.05. Computation of Interest. Interest on LIBOR Loans, CD Loans and Fixed Rate Loans, and interest on ABR Loans based on the Base CD Rate or the Federal Funds Effective Rate, shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed, calculated as to each Loan from and including the first day thereof to the date of payment thereof. Interest on ABR Loans based on the Prime Rate shall be computed on the basis of a 365/366 day year and paid for the actual number of days elapsed, calculated as to each Loan from and including the first day thereof to the date of payment thereof.

          Section 3.06. Facility Fee. The Borrower agrees to pay to the Agent, for the account of each Lender, above and beyond and in addition to interest as provided elsewhere in this Agreement, a facility fee in an amount equal to the Facility Fee Percentage on such Lender's Commitment, from the date of this Agreement to but not including the Termination Date, payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing June 30, 1994, and computed on the basis of a 365/366 day year on the actual number of days elapsed.

          Section 3.07. Agent's Fees. The Borrower agrees to pay to the Agent the fees according to the terms of the letter agreement dated March 10, 1994.


                                 ARTICLE IV
                             CONDITIONS TO LOANS

          Section 4.01. Conditions to Initial Loans. The obligation of each Lender to make Loans on the date of the initial Borrowing(s) is subject to the satisfaction of the following conditions:

          (a) prior to and immediately after such Loans have been made, no Default or Event of Default shall have occurred and be continuing;

          (b) the representations and warranties of the Borrower contained in this Agreement shall be true in all material respects on and as of such date such Loans are made;





          (c) receipt by the Agent, on behalf of each Lender, of a duly executed Syndicated Note, in the principal amount of such Lender's Commitment, each dated the Closing Date;

          (d) receipt by the Agent, on behalf of each Lender, of a duly executed Competitive Note, in a principal amount equal to the Aggregate Commitments, each dated the Closing Date;

          (e) receipt by the Agent, with sufficient copies for each Lender, of a written opinion letter of John J. Moran, Assistant Secretary and Senior Counsel of the Borrower, substantially in the form of Exhibit E hereto, dated the Closing Date and covering such additional matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request;

          (f) receipt by the Agent, with sufficient copies for each Lender, of a certificate signed by the chief accounting officer or Treasurer of the Borrower and dated the Closing Date, to the effect set forth in clauses (a) and (b) of this Article IV; and

          (g) receipt by the Agent, with sufficient copies for each Lender, of all documents as the Required Lenders may reasonably request relating to the existence of the Borrower, the authority for and the validity and enforceability of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Required Lenders.

          Section 4.02. Conditions to All Loans. The obligation of each Lender to make Loans hereunder shall be subject to the following conditions precedent. On the date of each Borrowing hereunder:

          (a) The Agent shall have received a notice of such Borrowing as required by Section 2.05(d) or Section 2.03, as applicable;

          (b) in the case of a Borrowing of Competitive Loans, or a Borrowing of Syndicated Loans which would increase the aggregate principal amount of Syndicated Loans owing to the Lenders over the aggregate principal amount of Syndicated Loans outstanding immediately prior to the making of such Syndicated Loans, the representations and warranties of Borrower contained herein shall be true and correct in all material respects with the same effect as though made on and as of such date; and in the case of a Borrowing of Syndicated Loans which would not increase the aggregate principal amount of Syndicated Loans owing to the Lenders over the aggregate principal amount of Syndicated Loans outstanding immediately prior to the making of such Syndicated Loans, the representations and warranties of Borrower contained herein, other than those set forth in Section 5.04(b) and Section 5.05, shall be true and correct in all material respects with the same effect as though made on and as of such date; and

          (c) in the case of a Borrowing of Competitive Loans, or a Borrowing of Syndicated Loans which would increase the aggregate principal amount of Syndicated Loans owing to the Lenders over the aggregate principal amount of Syndicated Loans outstanding immediately prior to the making of such Syndicated Loans, the Borrower shall be in

     compliance with all the terms and provisions contained herein on its part to be observed or performed, and both at the time of and immediately after such Borrowing no Default or Event of Default shall have occurred and be continuing; and in the case of a Borrowing of Syndicated Loans which would not increase the aggregate principal amount of Syndicated Loans owing to the Lenders over the aggregate principal amount of Syndicated Loans outstanding immediately prior to the making of such Syndicated Loans, the Borrower shall be in compliance with all the terms and provisions contained herein on its part to be observed or performed, and both at the time of and immediately after such Borrowing no Event of Default shall have occurred and be continuing.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the applicable matters specified in paragraphs (b) and (c) of this Section 4.02. The Agent and Lenders agree that for purposes of determining satisfaction of the conditions precedent specified in paragraphs (b) and (c) above with respect to Section 5.04(b) hereof, the Agent shall make such reasonable determination in good faith.

                                  ARTICLE V
                       REPRESENTATIONS AND WARRANTIES

          The Borrower represents and warrants that:

          Section 5.01. Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, is duly licensed and duly qualified as a foreign corporation in good standing in all the jurisdictions in which the character of the property owned or leased or the nature of the business conducted by it requires such licensing or qualification and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

          Section 5.02. Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its property or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

          Section 5.03. Binding Effect. This Agreement constitutes, and each of the Notes, when executed and delivered in accordance with this Agreement, will constitute, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and except as enforceability thereof may be limited by equitable principles.



          Section 5.04. Financial Information. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 1993 and the related consolidated statement of income and statement of changes in financial position for the fiscal year then ended, reported on by Price Waterhouse and set forth in the Borrower's 1993 Annual Report, which is incorporated by reference in the Borrower's 1993 Form 10-K, copies of which have been delivered to the Lenders, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and changes in financial position for such period.

          (b) Since December 31, 1993 there has been no material adverse change in the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

          Section 5.05. Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision where the damages would exceed an amount in excess of fifteen percent (15%) of the consolidated current assets of the Borrower and its Consolidated Subsidiaries or which in any manner draws into question the validity or enforceability of this Agreement or the Notes.

          Section 5.06. Compliance with ERISA. Each member of the Controlled Group has substantially fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA which could reasonably be expected to materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries.

          Section 5.07. Taxes. The United States Federal income tax returns of the Borrower and its Subsidiaries have been examined and closed through the fiscal year ended December 31, 1991. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, except for taxes and assessments being contested in good faith by Borrower or any Subsidiary. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

          Section 5.08. Subsidiaries. Each of the Borrower's corporate Material Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly licensed and duly qualified as a foreign corporation in good standing in all of the jurisdictions in which the character of the property owned or leased or the nature of the business conducted by it requires such licensing or qualification except in such jurisdictions where failure to be

so licensed or qualified could not materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, taken as a whole, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. As of the date hereof, the Borrower has no Material Subsidiaries other than as set forth in Exhibit F attached hereto and made a part hereof.

          Section 5.09.  Not an Investment Company.  The Borrower is not
(a) an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

          Section 5.10. Contractual Obligations. To the best knowledge of the Borrower, neither the Borrower nor any of its Subsidiaries is subject to or bound by any contractual obligations which could have a material adverse effect on the financial condition or operations of the Borrower and its Subsidiaries, taken as a whole.

          Section 5.11. No Default. To the best knowledge of the Borrower, no event has occurred and is continuing which constitutes (a) a Default or an Event of Default under this Agreement, or (b) a default under any other instrument for borrowed money in an aggregate principal amount in excess of $10,000,000 binding upon the Borrower or any of its Subsidiaries or under any material contract, agreement, instrument, judgment, decree, order, statute, rule or regulation binding upon or affecting the Borrower or any of its Subsidiaries or the assets of the Borrower or any of its Subsidiaries.

          Section 5.12. Compliance with Laws. To the best knowledge of the Borrower, except to the extent that failure to comply could not reasonably be expected to materially interfere with the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, the Borrower and each of its Subsidiaries has complied with all applicable laws with respect to: (i) any restrictions, specifications or other requirements pertaining to its business and operations; (ii) the conduct of its business; and (iii) the use, maintenance, and operation of the real and personal properties owned or leased by it in the conduct of its business. To the best knowledge of the Borrower, the Borrower and each of its Subsidiaries is in compliance with all federal, state, local and foreign environmental laws and regulations, including without limitation the Federal Resource Conservation and Recovery Act, as amended, and the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), their implementing regulations and all applicable state and foreign hazardous waste laws and regulations, and has no liability, whether fixed, unliquidated, absolute, contingent or otherwise, under any such laws or regulations, including without limitation any liabilities for any fines or penalties, or for investigation, removal or remedial expense to effect compliance with or discharge any duty, obligation or claim under any such laws or regulations, except where the failure to so comply or the liability would not exceed an amount in excess of fifteen percent (15%) of the consolidated current assets of the Borrower and its Consolidated Subsidiaries; provided, however, in determining the amount of the


Borrower's liability under CERCLA, the Borrower's liability shall be reduced by the amount which the Borrower reasonably determines will be paid by other responsible parties who are jointly and severally liable with the Borrower for such liability (such determination to take into consideration the inability of such other responsible parties to pay the amount of such reduction to the Borrower's liability as a result of such other responsible parties' bankruptcy or insolvency).

          Section 5.13. Title to Assets. To the best knowledge of the Borrower, the Borrower and each of its Subsidiaries has good and marketable title to all of its assets owned by it which are material to the operation of its business, subject to no Lien or the claim of any third person except for Liens permitted pursuant to Section 6.03 herein and excepting all machinery, equipment and all other leasehold improvements by the Borrower on the premises at the Borrower's Gwinner, North Dakota plant which are located on real property leased from the Burlington Northern Railroad on a lease terminable on thirty days prior notice by either party.

          Section 5.14. Disclosure. No representation or warranty of the Borrower contained in this Agreement or any other document, certificate or written statement furnished to the Lenders pursuant hereto or in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Borrower which materially adversely affects the business, operations, property, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, which has not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders.


                                 ARTICLE VI
                                  COVENANTS

          The Borrower agrees that, so long as any amount payable under any Note remains unpaid, any Commitment exists hereunder, or any other amount arising pursuant hereto remains unpaid:

          Section 6.01. Minimum Consolidated Net Worth. The Borrower will not permit its Consolidated Net Worth to at any time fall below an amount equal to the sum of (a) $352,500,000, plus (b) twenty-five percent (25%) of the consolidated net income of the Borrower and its Consolidated Subsidiaries accrued subsequent to December 31, 1993, such Consolidated Net Worth to be computed as of the end of each fiscal quarter of the Borrower. In no event shall the amount of the Consolidated Net Worth required to be maintained by the Borrower hereunder be reduced by the amount of any losses incurred by the Borrower and its Consolidated Subsidiaries after December 31, 1993.

          Section 6.02. Limitation on Consolidated Debt. The Borrower will not, and will not permit any of its Consolidated Subsidiaries to, incur any Debt if, after giving effect thereto, the ratio of the consolidated Debt of the Borrower and its Consolidated Subsidiaries to the sum of (i) the consolidated Debt of the Borrower and its Consolidated Subsidiaries, plus (ii) the Consolidated Net Worth of the Borrower and its Consolidated Subsidiaries, would exceed fifty-five percent (55%).

          Section 6.03. Limitation on Liens. The Borrower shall not at any time create or assume, and will not cause, suffer or permit a Subsidiary to create or assume, any Debt secured by any Lien on the property of the Borrower or any of its Subsidiaries; provided, however, that the foregoing covenants shall not be applicable to the following:

          (a) Liens in existence as of the Closing Date, as described in Exhibit G attached hereto and made a part hereof;

          (b) (i) any Lien on any property hereafter acquired or constructed by the Borrower or a Subsidiary and created contemporaneously with, or within 180 days after, such acquisition or completion of construction and commencement of full operation of such property, whichever is later, to secure or provide for the payment of all or any part of the purchase price or construction cost of such property; or (ii) the acquisition of property subject to any Lien upon such property existing at the time of acquisition thereof, whether or not assumed by the Borrower or such Subsidiary; or (iii) any Lien existing on the property or on the outstanding shares or indebtedness of a corporation at the time such corporation shall become a Subsidiary; or (iv) Liens on the property of a corporation existing at the time such corporation is merged into or consolidated with the Borrower or a Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to the Borrower or a Subsidiary; provided, however, that any such Lien does not apply to property owned by the Borrower or such Subsidiary prior to such event or to property thereafter acquired other than (x) additions to the property acquired pursuant to such event or (y) other property which, together with the property acquired pursuant to such event, is part of a single construction or development program;

          (c) Liens incurred to purchase equipment or make capital expenditures in the ordinary course of business of the Borrower or a Subsidiary;

          (d) other Liens on property of the Borrower, provided that, at the time of or prior to imposition of each Lien, the Borrower makes effective provision whereby all obligations of the Borrower to the Lenders pursuant to this Agreement and the Notes will be secured by such Lien equally and ratably with any and all other Debt secured by the same property or assets;

          (e) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien permitted by this Section; provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount outstanding immediately prior to the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to the property (or property which, in the ordinary course of business of the Borrower or such Subsidiary, replaces the original property) which secured the Lien so extended, renewed or replaced and additions to such property;



          (f) Liens of the United States or a State to secure partial, progress or other advance payments pursuant to a contract or statute; provided, however, that the book value of all assets secured by all such Liens does not at any time exceed $10,000,000; and

          (g) other Liens that do not, in the aggregate outstanding at any time, exceed 15% of the Borrower's Consolidated Net Worth.

          Section 6.04. Restrictions on Sales, Mergers and Consolidations. The Borrower will not, and will cause each of its Material Subsidiaries not to, (a) in one transaction or in a series of transactions, consolidate or merge with any other Person, or sell or otherwise dispose of all or substantially all of its properties or business or any of its divisions or businesses that, if incorporated separately, would constitute a Material Subsidiary; (b) liquidate, wind up or dissolve (or suffer any liquidation or dissolution); or (c) convey, sell or otherwise dispose of the capital stock of any Material Subsidiary, except that: (i) the Borrower may transfer assets to any of its Subsidiaries unless, after giving effect to such transfer, the aggregate book value all of the Borrower's assets transfered during the term of this Agreement to any of its Subsidiaries would exceed 15% of the Borrower's assets; (ii) Material Subsidiaries of the Borrower may merge with and into, or sell or transfer assets to, other Subsidiaries of the Borrower, and Material Subsidiaries of the Borrower may merge with and into the Borrower; and (iii) the Borrower may merge with any other Person, or any Material Subsidiary of the Borrower may consolidate or merge with any other Person; provided that, in the case of any merger of the Borrower, the Borrower is the surviving corporation in such merger, and, in the case of any merger or consolidation of a Material Subsidiary of the Borrower, the surviving corporation in such merger or consolidation is or becomes as a result thereof a Material Subsidiary of the Borrower, and immediately following any such consolidation or merger, and after giving effect thereto, the Borrower could incur an additional $1 of Debt and remain in compliance with the provisions of the other Sections of this
Article VI; provided further that the foregoing restrictions contained in this Section 6.04 shall not apply to the initial public offering of shares of common stock of Clark Automotive Products Corporation, a Michigan corporation.

          Section 6.05. Information. The Borrower will deliver to the Agent, with sufficient copies for each Lender:

          (a) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the Annual Report on Form 10-K, other than the exhibits thereto (unless such exhibits are specifically requested by the Agent), required to be filed by the Borrower with the Securities and Exchange Commission pursuant to, and meeting the requirements of, the Securities Exchange Act of 1934, as amended, for the previous fiscal year, with the financial statements of the Borrower and its Consolidated Subsidiaries contained therein reported on in a manner acceptable to the Securities and Exchange Commission by Price Waterhouse or other independent public accountants of nationally recognized standing and with the financial statements of the Joint Venture Company contained therein reported on by independent public accountants of recognized standing in accordance with generally accepted accounting principles applicable in the jurisdiction in which the Joint Venture Company is organized or in the jurisdiction in which the books and records of the Joint Venture Company are maintained;

          (b) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, a copy of the Quarterly Report on Form 10-Q, other than the exhibits thereto (unless such exhibits are specifically requested by the Agent), required to be filed by the Borrower with the Securities and Exchange Commission pursuant to, and meeting the requirements of, the Securities Exchange Act of 1934, as amended, for such quarter, with the financial statements contained therein certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principals and consistency by the chief accounting officer of the Borrower;

          (c) forthwith upon the occurrence of any Default or Event of Default, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

          (d) promptly upon the mailing thereof to the stockholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

          (e) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or other reports which the Borrower shall have filed with the Securities and Exchange Commission;

          (f) if and when any member of the Controlled Group (1) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan (other than a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA) has given or is required to give notice of any such reportable event, or (2) receives from the plan administrator of any Plan which is a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, notice of any such reportable event which the plan administrator has given or is required to give of such reportable event to the PBGC, a copy of the notice of such reportable event given or required to be given to the PBGC;

          (g) if at any time the value of all "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) owned by the Borrower or any Consolidated Subsidiary exceeds 25% of the value of the assets of the Borrower or such Consolidated Subsidiary, as reasonably determined by the Borrower, prompt notice of such fact and, promptly upon the request of any Lender, a duly completed statement of purpose on Form U-1 for each Lender together with such other information or documents as any Lender may be required to obtain under said Regulation U in connection with this Agreement;



          (h) within five days following the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth in reasonable detail the calculations required to establish whether the Borrower and its Consolidated Subsidiaries were in compliance with the requirements of
     Section 6.01 and Section 6.02 on the date of such financial statements; and

          (i) from time to time such additional information regarding the financial position or business of the Borrower, any Subsidiary or the Joint Venture Company as any Lender may reasonably request.

          Section 6.06. Payment of Taxes and Claims. The Borrower will pay, and will cause each of its Subsidiaries to pay, all material taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien, upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto, provided no such tax, assessment, charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, and if the Borrower or such Subsidiary shall provide a reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles.

          Section 6.07. Maintenance of Corporate Existence; Properties; Insurance. Except as permitted by Section 6.04 herein, the Borrower will, and will cause each of the Material Subsidiaries to, keep in full force and effect its legal existence. The Borrower will maintain, and will cause each of its Subsidiaries to maintain, in good repair, working order and condition all material properties used or useful in its business and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. The Borrower will maintain, and will cause each of its Subsidiaries to maintain, insurance (including self-insurance) of such types, in such amounts and covering such risks as is consistent with prudent business practice, and the Borrower shall have and maintain, and shall cause each of its Subsidiaries to have and maintain, at all times fidelity bonds and all workers' compensation or similar insurance as may be required by law. All expenses of insurance shall be prepaid by the Borrower or its Subsidiaries, as the case may be, or paid under installment plans provided by the broker or carriers. The Borrower will promptly notify the Agent if any policy of insurance is cancelled and is not immediately replaced with similar coverage, or if self-insurance is substituted for any policy of insurance other than that which may be placed with Celfor Bermuda.

          Section 6.08. Inspection; Books and Records. The Borrower will permit, and will cause each of its Subsidiaries to permit, any authorized representatives designated by any Lender to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, including its financial books and records, and to discuss its affairs, finances and


accounts with its officers and independent public accountants, all upon reasonable notice and at such times during normal business hours and as often as may be reasonably requested. Each Lender hereby agrees that it will keep confidential any financial reports and other information previously or from time to time supplied to it by the Borrower hereunder, to the extent that such information is not and does not become publicly available, and will use such financial reports and other information only in connection with the transactions contemplated by this Agreement and for no other purpose, provided that nothing herein shall affect the disclosure of any such information (i) by any Lender to any other Lender, (ii) to the extent required by law (including statute, rule, regulation or judicial process), (iii) to counsel for any Lender or to their respective accountants, each of whom shall also be bound by the confidentiality obligations set forth herein, (iv) to bank examiners and auditors and appropriate government examining authorities, (v) to the extent necessary or appropriate in connection with any litigation to which any Lender is a party, or (vi) subject to the provisions of Sections 8.01, 8.04 and 8.05 hereof, by any Lender to any actual or prospective participant or assignee of any part of such Lender's Commitment or any Loan owing to or Note held by such Lender, a determination by a Lender as to the application of the circumstances described in the foregoing clauses (i)-(v) being conclusive if made in good faith. Each Lender hereby agrees that it shall give the Borrower notice prior to disclosure of any such information pursuant to clause (ii) and clause (v) hereof, to the extent permitted under applicable law. The Borrower will, and will cause each of its Subsidiaries to, at all times maintain adequate financial books and records in accordance with generally accepted accounting principles, as in effect from time to time, consistently applied.

          Section 6.09. Compliance with Laws. The Borrower will comply, and will cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, including without limitation all federal, state, local and foreign environmental laws and regulations, noncompliance with which could materially adversely affect the business, properties, assets, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, except for those which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which such reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made.

          Section 6.10. Margin Stock. Except to the extent the Loans are exempted pursuant to Section 221.6 of Regulation U, none of the proceeds of the Loans will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any "margin stock" within the meaning of Regulation U.


                                 ARTICLE VII
                                  DEFAULTS

          Section 7.01. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

                                     31

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
          (a) the Borrower shall fail to pay principal on any Note within 5 days of when due or interest on any Note or any other amount payable hereunder within 10 days of when due;

          (b) the Borrower shall fail to observe or perform any covenant contained in Section 6.01, Section 6.03, or Section 6.04;

          (c) the Borrower shall fail to observe or perform its covenant contained in Section 6.02 hereof for 10 days after the later of the commencement of such failure or notice to the Borrower thereof;

          (d) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clauses (a), (b) or (c) above) for 30 days after the later of the commencement of such failure or notice to the Borrower thereof;

          (e) any representation, warranty, certification or statement made or deemed to be made pursuant to Section 4.02 hereof by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect when made in any material respect;

          (f) the Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it for such purpose, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

          (g) an involuntary case or other proceeding shall be commenced against the Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property for such purpose, and such involuntary case or other proceeding shall have been neither dismissed nor stayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Material Subsidiary under the Federal bankruptcy laws as now or hereafter in effect;

          (h) any event or condition shall occur which could result in the acceleration of the maturity of any Debt of the Borrower or any Material Subsidiary (other than the Notes) in an aggregate outstanding principal amount in excess of $10,000,000;





          (i)(1) A "reportable event" (as defined in Section 4043 of ERISA, other than a "reportable event" with respect to which the PBGC has waived the 30-day notice requirement) shall have occurred with respect to any Plan and, on the basis of such reportable event, there are reasonable grounds under Section 4042(a)(1), (2) or (3) of ERISA for the termination of such Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan; (2) a trustee shall be appointed by a United States district court to administer any Plan; or (3) the PBGC shall institute proceedings to terminate any Plan; and the occurrence of any of the events described in clauses (1), (2) or (3) could reasonably be expected to result in a liability to the Borrower or any member of the Controlled Group which could reasonably be expected to materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries;

          (j) a Change in Control Default, as defined in Section 7.02 below, shall have occurred; or

          (k) judgments or orders for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Borrower and continue unsatisfied for a period of 30 days, excluding judgments or decrees which have been vacated, discharged, stayed or bonded pending appeal within 30 days from the date of entry thereof and judgments to the extent covered by insurance;

then, and in every such event, the Agent may, and at the direction of the Required Lenders will, by notice to the Borrower, terminate the Commitments and the Commitments shall thereupon automatically terminate, and the Agent may, and at the direction of the Required Lenders will, by notice to the Borrower, declare the Notes (together with accrued interest thereon and all other amounts owing pursuant hereto) to be, and the Notes and all such other amounts shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided, that in the case of any of the Events of Default specified in clauses (f) or (g) above with respect to the Borrower or a Material Subsidiary, without any notice to the Borrower or any other act by the Agent or any Lender, the Commitments shall automatically terminate and the Notes (together with accrued interest thereon and all other amounts owing pursuant hereto) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

          If at any time after acceleration of the maturity of the Notes and all other amounts owing pursuant hereto as provided above, the Borrower shall pay all arrears of interest and all payments on account of principal of the Loans which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Notes, and other obligations due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.08, then by written notice to the Borrower, the Required Lenders may elect, in the sole discretion of such Required Lenders, to rescind and

annul the acceleration and its consequences; but such action shall not affect any subsequent Default or Event of Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision which may be made at the election of the Required Lenders; they are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

          Section 7.02.  Change in Control Default.  (a) For purposes of
Section 7.01(j) hereof, a "Change in Control Default" shall occur on any date following a Change of Control of the Borrower on which any of the following shall occur: (i) Moody's rates public senior unsecured long-term debt of the Borrower at Ba2 or lower or S&P rates public senior unsecured long-term debt of the Borrower at BB or lower; (ii) in response to a request by the Borrower in accordance with the provisions of subsection (b) of this Section 7.02, Moody's has issued a private letter rating of the Notes at Ba2 or lower or S&P has issued a private letter rating of the Notes at BB or lower; or (iii) 60 days after the date on which Required Lenders requested that the Borrower obtain a private letter rating of the Notes in accordance with the provisions of subsection (b) of this Section 7.02, any such private letter rating shall not have been issued by the rating agency or agencies from whom such private letter rating was sought, unless public senior unsecured long-term debt of the Borrower shall then be rated better than Ba2 by Moody's or BB by S&P.

          (b) If at any time on or after a Change of Control of the Borrower, the Borrower does not have public senior unsecured long-term debt outstanding that is publicly rated by either Moody's or S&P, the Borrower will notify the Agent. Upon the request of Required Lenders, the Borrower will promptly, and in any event within one Business Day after receiving such request, seek and thereafter diligently attempt to obtain from either of Moody's or S&P a private letter rating of the Notes, and, promptly, and in any event within one Business Day, after receiving such private letter rating, deliver a copy thereof to the Agent. If the Borrower does not obtain a private letter rating of the Notes from either Moody's or S&P within 60 days after the Required Lenders shall have requested the Borrower to obtain a private letter rating of the Notes in accordance with this subsection (b), the Borrower will promptly, and in any event within one Business Day, after the end of such 60-day period notify the Agent of such failure. If the Borrower shall obtain a private letter rating of the Notes in accordance with this subsection (b), the Required Lenders may at any time thereafter (but not more often than once in each period of three consecutive months) request the Borrower to obtain a new private letter rating of the Notes in accordance with this subsection (b).

          (c) For purposes of this Section 7.02, "Change of Control" of the Borrower means either: (i) that any Person or group, as such term is defined pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, other than the employee stock ownership plan and trust established pursuant to the Clark Equipment Company Employee Stock Ownership Plan and the Clark Equipment Company Leveraged Employee Stock Ownership Trust, each adopted effective July 1, 1985, as amended from time to time, acquires ownership, direct, indirect or beneficial, of more than fifty percent (50%) of the outstanding voting capital stock of the Borrower; or (ii) at any

time after the date of this Agreement, less than fifty percent (50%) of the members of the Board of Directors of the Borrower are persons who either are members of the Board of Directors of the Borrower as of the date hereof or who were recommended for election to succeed such members of the Board of Directors of the Borrower by a majority of such members of the Board of Directors of the Borrower.


                                ARTICLE VIII
                       ASSIGNMENTS AND PARTICIPATIONS

          Section 8.01. Assignment. (a) Each Lender may assign to one or more institutions all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of such Lender's Commitment or the Loans and the Notes held by it); provided, however, that (i) any such assignment, other than an assignment to another Lender which does not result in any one Lender's Commitment exceeding thirty percent (30%) of the Aggregate Commitments hereunder, may be made only with prior written consent of the Borrower, which shall not be unreasonably withheld, (ii) any such assignment shall be pursuant to an assignment and acceptance in the form attached hereto as Exhibit H and made a part hereof (an "Assignment and Acceptance"); (iii) each such assignment shall be of a constant, and not a varying, percentage of the assigning Lender's rights and obligations under this Agreement and shall be in a minimum amount of $2,500,000, or, if less, the aggregate amount of the assigning Lender's rights and obligations, (iv) the parties to each such assignment shall execute and deliver to the Agent, for recording in the Register, as defined in Section 8.02 hereof, an Assignment and Acceptance, together with the Note(s) subject to such assignment and a processing and recordation fee of $2,000, (v) each such assignee, if it is not already a Lender, must execute and deliver to the Borrower, prior to the effective date of the assignment or receipt of any non-public information supplied by the Borrower or the Lenders to the assignee, a confidentiality agreement in the form of Exhibit I attached hereto and made a part hereof, (vi) each such assignee, if it is not already a Lender, must complete and deliver to the Agent an Administrative Questionnaire, and (vii) the parties to each such assignment shall comply with all of the provisions of Section 8.06 hereof. Upon acceptance and recording pursuant to Section 8.03, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof (except as otherwise agreed by the assignor, the assignee and the Agent), (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the assigning Lender thereunder shall, to the extent of the interest assigned by such Lender, be released from its obligations under this Agreement other than its obligation to keep certain information confidential as provided in Section 6.08 (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits of Section 9.04, Section 11.02, Section 11.06 and Section 11.15, to the extent that any event or occurrence giving rise to the need for such benefits arose or accrued prior to the effective date of such Assignment and Acceptance, as well as to any interest and fees accrued for its account but not yet paid).

          Notwithstanding the foregoing, any Lender assigning rights and obligations under this Agreement may retain any Competitive Loans made by it outstanding at such time and in such case shall retain its rights hereunder in respect of any Competitive Loans so retained until such Competitive Loans have been repaid in full in accordance with this Agreement.

          (b) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representa-tions made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other loan document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary thereof or the performance or observance by the Borrower or any Subsidiary thereof of any of its obligations under this Agreement, any other loan document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to
Section 6.05 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and
(vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

          (c) Any Assignment and Acceptance by any Lender shall be made in compliance with the terms of this Article VIII. Notwithstanding this requirement, any Lender may, at any time, without the consent of the Borrower, pledge all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder.

          Section 8.02. Register. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the name and address of, and the Commitment of and the principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register as to the name and address of

each Lender shall be conclusive in the absence of manifest error and the Borrower, the Lenders and the Agent may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement; provided, however, that failure to make any such entry or recordation shall not affect any of the obligations of the Borrower under this Agreement or the Notes. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          Section 8.03. Recordation; Replacement Notes. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed for the assignee (unless the assignee shall already be a Lender hereunder), the processing and recording fee referred to in Section 8.01(a) above, the Note or Notes subject to such Assignment and, if required, the prior written consent of the Borrower to such assignment, the Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders and the Borrower. Within five Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent a new Note or Notes to the order of such assignee in an amount equal to the aggregate amount of the Commitment or the aggregate principal amount of the Loans assumed by it pursuant to such Assignment and Acceptance, as the case may be, and, if the assigning Lender has retained any portion of such Lender's Commitment or any Loans hereunder, a new Note or Notes to the order of the assigning Lender in an amount equal to the aggregate amount of the Commitment or the aggregate principal amount of the Loans, as the case may be, retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in the form of Exhibit B or Exhibit C hereto, as the case may be. The Agent shall promptly return cancelled Notes to the Borrower upon its receipt of new Notes.

          Section 8.04. Participations. Any Lender may at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, the Note or Notes held by such Lender or any other interest of such Lender hereunder, provided, however, that (i) each such sale of a participating interest shall be in an amount equal to or greater than $100,000, (ii) each Lender must retain all rights of approval hereunder, without the consent of any participant, except rights of approval with respect to amendments, modifications or waivers relating to the interest rates borne by the Loans, the amount of fees payable hereunder as applicable to such participant, the amount of the Commitments, the maturity dates of the Loans, and the dates when interest and fees are required to be paid hereunder, and (iii) each such participant must execute and deliver to the Borrower, prior to the earlier of effectiveness of such sale of a participating interest or receipt of any non-public information supplied by the Borrower or the Lenders to the participant, a confidentiality agreement in the form of Exhibit I attached hereto and made a part hereof. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of such Note or Notes for all purposes under this Agreement, and

the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. The Borrower agrees that each participant will be entitled to the benefits of Section 9.01, Section 9.04, Section 11.02 and Section 11.15 hereof with respect to its participation in the Loans or the Notes or under this Agreement.

          Section 8.05. Disclosure of Information. Any Lender may, in connection with any assignment or proposed assignment, or any sale or proposed sale of a participating interest, pursuant to this Article VIII, disclose to the assignee or prospective assignee or to the participant or prospective participant any information, including without limitation any non-public information, relating to the Borrower furnished to the Lender by or on behalf of the Borrower; provided, however, that prior to any disclosure of any non-public information relating to the Borrower the recipient thereof shall execute and deliver to the Borrower a confidentiality agreement in the form of Exhibit I attached hereto and made a part hereof or in such other form as may be approved by the Borrower and the Agent, which approval shall not be unreasonably withheld.

          Section 8.06. Tax Withholding. Each Lender agrees that if, pursuant to this Article VIII, any interest of such Lender in this Agreement or in its Note or Notes is assigned to any assignee which is organized under the laws of any jurisdiction other than the United States or any State thereof (including the District of Columbia), such Lender shall cause such assignee, concurrently with the effectiveness of such assignment, (a) to represent to the Borrower that under applicable law and treaties no taxes will be required to be withheld by the Borrower with respect to any payments to be made to such assignee in respect of the Note or Notes, (b) to furnish to the Borrower either United States Internal Revenue Service Form 4224 or United States Internal Revenue Service Form 1001 (wherein such assignee claims entitlement to complete exemption from United States federal withholding tax on all interest payments under the Note or Notes) and (c) to agree to provide (to the extent permissible under current law) to the Borrower a new Form 4224 or Form 1001 upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable United States laws and regulations with regard to such withholding tax exemption. In the event any Lender fails to fulfill any of its obligations under this Section, Borrower may replace such Lender pursuant to the terms and conditions set forth in
Section 9.05.


                                 ARTICLE IX
                   CHANGE IN CIRCUMSTANCES AFFECTING LOANS

          Section 9.01.  Capital Adequacy.

          (a) If any Lender shall have determined that the applicability of any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards," or the adoption after the date hereof

of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing, or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of its obligations hereunder, and under similar agreements with its other customers, to a level below that which such Lender or such Lender's holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, such Lender shall notify the Borrower as soon as practicable of any such determination and thereupon the Borrower shall pay to such Lender, on demand, such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable.

          (b) In the event that any amounts are owing by the Borrower to any Lender pursuant to subsection (a) above, such Lender shall deliver to the Borrower a statement explaining the basis upon which such amounts have been determined to be owing, which statement shall be conclusive and binding absent manifest error.

          (c) Failure on the part of any Lender to demand compensation for any reduction in return on capital with respect to any Interest Period shall not constitute a waiver of such Lender's rights to demand compensation for any reduction in return on capital in such Interest Period or in any other Interest Period. The protection of this Section shall be available to each Lender regardless of any possible contention of invalidity or inapplicability of the law, regulation or condition which shall have been imposed.

          Section 9.02. Illegality of LIBOR Loans. (a) Notwithstanding any other provisions herein, if any Lender reasonably determines (which determination shall be conclusive and binding in the absence of manifest error) that it has become unlawful, as a result of any law, treaty, rule, regulation, or determination of a court or other governmental authority, or any change therein, or in the interpretation or application thereof, applicable to it, or for any other reason, for such Lender to make or maintain LIBOR Loans, (an "Illegality"), the obligation of such Lender to make or maintain such Loans shall, upon the happening of such event, forthwith be suspended for the period of the Illegality. In such event, such Lender shall give notice of such determination to the Borrower and to the Agent, the Borrower shall promptly on demand by such Lender repay such Lender's LIBOR Loans outstanding and reborrow any such LIBOR Syndicated Loans as either ABR Loans or CD Loans, at the Borrower's election, and all Syndicated Loans thereafter made by such Lender during the period of the Illegality shall be ABR Loans or CD Loans. If any Illegality results in


payment of a LIBOR Loan other than on the last day of the Interest Period applicable thereto, the Borrower shall pay to such Lender, on demand, one-half of any amounts owing pursuant to Section 11.02(b) hereof.

          (b) For purposes of subsection (a), a notice to the Borrower by any Lender or Participant shall be effective, if lawful, on the last day of the then-current Interest Period; in all other cases, such notice shall be effective on the date of receipt by the Borrower.

          (c) If an Illegality occurs with respect to a Lender, prior to giving notice pursuant to (a) above, the affected Lender shall make all reasonable efforts (which shall not require the Lender to incur a loss or otherwise suffer any disadvantage) to make within 30 days an assignment of its rights and delegation and transfer of its obligations hereunder to another of its offices, branches or affiliates for the purpose of causing such Illegality to cease to exist so long as such assignment and delegation will not create another Illegality and the Lender shall be permitted under applicable law to continue to hold LIBOR Loans pending such assignment and delegation.

          Section 9.03. Unavailability of LIBOR Loans or CD Loans; Interest Rate Unascertainable. (a) Notwithstanding any other provisions herein, if the Agent reasonably determines (which determination shall be conclusive and binding in the absence of manifest error) that by reason of circumstances affecting the Agent, the interbank Eurodollar market or the position of the Agent in such market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate, then the Agent shall give notice of such determination to the Borrower. From and after the date of receipt by the Borrower of such notice, all Syndicated Loans shall be made as ABR Loans or CD Loans, and the Borrower shall not request, and the Lenders shall not offer to make, Competitive Loans which are LIBOR Competitive Loans.

          (b) Notwithstanding any other provisions herein, if the Agent reasonably determines (which determination shall be conclusive and binding in the absence of manifest error) that the Adjusted CD Rate cannot be determined for any reason, including, without limitation, the inability of the Agent to obtain sufficient bids in accordance with the terms of the definition of Fixed Certificate of Deposit Rate, then the Agent shall give notice of such determination to the Borrower. From and after the date of receipt by the Borrower of such notice, all Syndicated Loans shall be made as ABR Loans or LIBOR Syndicated Loans.

          (c) Notwithstanding any other provisions herein, if any Lender reasonably determines (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate shall not represent the effective pricing to that Lender for dollar deposits of comparable amounts being loaned by that Lender for the relevant period, or that the Adjusted CD Rate will not adequately and fairly reflect the cost to that Lender of making or maintaining CD Loans of comparable amounts for the relevant period, then such Lender shall give notice of such determination to the Borrower, and with respect to any such LIBOR Loans or CD Loans, as the case may be, (i) the Borrower shall promptly on demand by such Lender repay such outstanding LIBOR Loans or CD Loans, as the case may be, and (ii) all Loans thereafter made by such Lender shall, at such Lender's option, be of a Type

other than the Type subject to the foregoing determination, until such time that the Lender reasonably determines (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate represents effective pricing to that Lender for dollar deposits of comparable amounts being loaned by that Lender for the relevant period, or that the Adjusted CD Rate adequately and fairly reflects the cost to that Lender of making and maintaining CD Loans of comparable amounts for the relevent period, as the case may be. If any such determination results in payment of a LIBOR Loan or a CD Loan other than on the last day of the Interest Period applicable thereto, the Lender shall be responsible for any amounts owing pursuant to Section 11.02(b) hereof.

          Section 9.04. Reserve Requirements; Taxes. (a) The cost to the Lenders of making or maintaining the Loans may fluctuate as a result of imposition of, or changes in, the reserve requirements promulgated by the Board of Governors of the Federal Reserve System, including without limitation reserve requirements applicable to "Eurocurrency liabilities" pursuant to Regulation D or any other then applicable regulation of the Board of Governors which prescribes reserve requirements applicable to "Eurocurrency liabilities" as presently defined in Regulation D. Accordingly, the Borrower shall pay to any Lender, on demand, such additional amount or amounts as will compensate it for the effect of such reserve requirements (other than as a result of any change by way of imposition or increase of reserve requirements, in the case of CD Loans, included in Statutory Reserves) to the extent actually incurred by such Lender as determined by such Lender pursuant to the next sentence hereof, which determination shall be conclusive absent manifest error. Any amount payable by the Borrower to any Lender pursuant to this Section 9.04(a) with respect to LIBOR Loans shall be determined by multiplying (i) the aggregate amount actually incurred by such Lender as a result of such reserve requirements by (ii) a fraction, the numerator of which shall be the aggregate amount of such Lender's LIBOR Loans then outstanding, and the denominator of which shall be the then aggregate Eurocurrency liabilities of such Lender.

          (b) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender of the principal of or interest on any of such Lender's Loans or any other amounts payable hereunder (other than taxes imposed on the overall net income of such Lender) or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Lender or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or such Lender's Loans, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed by such Lender to be material, then such additional amount or amounts as will compensate such Lender for such additional costs or reduction will be paid to such Lender by the Borrower upon demand by such Lender.



          (c) In the event that any amounts are owing by the Borrower to any Lender pursuant to subsection (a) or subsection (b) above, such Lender shall deliver to the Borrower a statement explaining the basis upon which such amounts have been determined to be owing, which statement shall be conclusive and binding absent manifest error.

          Section 9.05. Replacement of Lenders in Certain Circumstances. Notwithstanding anything to the contrary contained in Section 9.01, Section
9.04 or Section 11.02(b) hereof, if any Lender shall make a demand to the Borrower for payment pursuant to Section 9.01, Section 9.03(c), Section
9.04 or Section 11.02(b) hereof, then the Borrower may, at any time within thirty days after such demand (but only at a time when no Default or Event of Default has occurred and is continuing), upon notice to such Lender and all other parties hereto that the Borrower is exercising its rights pursuant to this Section 9.05, and subject to the payment of all amounts due to such Lender (including, without limitation, facility fees under Section 3.06 hereof accrued through the date of the assignment referred to below, and any amounts payable pursuant to Section 9.01, Section 9.03(c),
Section 9.04, Section 11.02(b) and Section 11.06 hereof, including amounts payable pursuant to Section 11.02(b) as a result of such assignment and the compensation demanded by the Lender which gave rise to the Borrower's exercise of its rights hereunder), cause such Lender to (and such Lender shall) assign pursuant to Section 8.01 hereof all (but not less than all) such Lender's Loans and Commitment and other obligations under this Agreement to any assignee or assignees selected by the Borrower that will agree to accept such assignment for a price equal to the aggregate principal amount of all such Lender's outstanding Loans and accrued interest thereon through the date of such assignment, and which assignee or assignees shall assume all (but not less than all) of such Lender's Commitment and other obligations hereunder.


                                  ARTICLE X
                                  THE AGENT

          Section 10.01. Appointment. Each Lender hereby irrevocably designates and appoints Chemical Bank as the Agent of such Lender under this Agreement and each such Lender irrevocably authorizes Chemical Bank, as the Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent.

          Section 10.02. Delegation of Duties. The Agent may exercise any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties including the advancing of funds to the Borrower and distribution of funds to the Lenders. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
                                     42

          Section 10.03. Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person's own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer therefor contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Notes or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower.

          Section 10.04. Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless an Assignment and Acceptance, as defined in Article VIII, shall have been filed with the Agent pursuant to Article VIII. The Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes in accordance with a request of Required Lenders, and such request and any action taken or failed to be taken pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

          Section 10.05. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has actual knowledge thereof or has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.



          Section 10.06. Non-Reliance on Agent. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

          Section 10.07. Indemnification. Each Lender agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to its Pro Rata Amount, as defined below, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any documents contemplated hereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct and, provided, further, that if the Agent is at any time reimbursed by the Borrower for any indemnity paid by the Lenders pursuant to this Section, the Agent shall pay each Lender, ratably according to its Pro Rata Amount, such reimbursement received from the Borrower. For purposes hereof, a Lender's "Pro Rata Amount" means the aggregate amount payable by all Lenders pursuant to this Section 10.07, or the aggregate amount payable to all Lenders pursuant to this Section 10.07, as the case may be, multiplied by a fraction, the numerator of which is such Lender's Commitment, and the denominator of which is the Aggregate Commitments. The agreements in this Section 10.07 shall survive the payment of the Notes and all other amounts payable hereunder.





          Section 10.08. Agent in Its Individual Capacity. The Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Agent were not the Agent hereunder. With respect to Loans made or renewed by it and any Note issued to it, the Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

          Section 10.09. Successor Agent. The Agent may resign as Agent upon 45 days' notice to the Borrower and the Lenders. If the Agent shall resign as Agent under this Agreement, then Required Lenders during such 45 day period shall appoint from among the Lenders a successor agent for the Lenders, whereupon and following such successor agent's written acceptance thereof such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" means such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.


                                 ARTICLE XI
                                MISCELLANEOUS

          Section 11.01. Termination Date. Unless earlier terminated pursuant to the terms of this Agreement, the Lenders' obligations to make Loans hereunder to the Borrower shall terminate on April 6, 1997 (such date, as it may be extended pursuant hereto, is herein referred to as the "Termination Date"); provided, however, that the Lenders may, at their option concurred in by all Lenders in writing, renew this Agreement for no more than two successive one-year terms thereafter upon the written request of the Borrower delivered to the Agent no later than two years and 90 days, and no earlier than two years and 120 days, prior to the Termination Date as in effect at the time of such request. The Lenders shall respond to any such request within thirty days of receipt thereof by the Agent and failure to respond within the requisite time period shall be deemed to be a rejection of such extension offer. In the event that less than all of the Lenders agree to renew this Agreement, then, at the option of the Borrower, this Agreement shall be renewed in an amount equal to the total amount of the Commitments of remaining Lenders; provided, however, that in no event shall this Agreement be renewed if the total amount of the Commitments of the remaining Lenders is less than 66 2/3% of the Aggregate Commitments as of the Closing Date. In the event that this Agreement is renewed, any Lender that, pursuant to this Section 11.01, elects or is deemed to elect not to renew this Agreement shall, as of the Termination Date determined without giving effect to such renewal, cease to be a party hereto.

          Section 11.02. Indemnification. (a) The Borrower hereby indemnifies the Agent and each Lender for and holds them harmless from all losses, costs, expenses (including attorneys' fees and expenses and costs of settlement), damages, penalties, actions, judgments, suits or other

liabilities, or disbursements of any kind (including without limitation, those arising under Section 10.07 hereof), except any such items arising out of the gross negligence or willful misconduct of the Agent or such Lender, which the Agent or such Lender may incur or which may be imposed upon or asserted against the Agent or such Lender in any way relating to or arising out of the Borrower's use of the proceeds of the Loans, this Agreement, the Notes or proceedings commenced as a result of any tender offer, proxy contest or other similar transaction involving the Borrower. This agreement shall survive termination of this Agreement and payment in full of the Notes.

          (b) The Borrower hereby indemnifies each Lender and holds such Lender harmless from any loss, cost or expense which such Lender shall actually sustain or incur as a consequence of (i) a failure by the Borrower to pay principal of or interest on any LIBOR Loan, CD Loan or Fixed Rate Loan of such Lender when due, including, but not limited to, any such loss, cost or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Loans or CD Loans or any Fixed Rate Loan hereunder, (ii) failure by the Borrower to make a Borrowing after the Borrower has given a notice in accordance with Section 2.03 or after Competitive Bids have been accepted,
(iii) failure by the Borrower to make any prepayment after the Borrower has given a notice in accordance with Section 2.09 or Section 2.10, and (iv) a payment of a LIBOR Loan, a CD Loan or a Fixed Rate Loan (whether by prepayment, on acceleration, or otherwise), or an assignment pursuant to
Section 9.05 hereof of a LIBOR Loan, a CD Loan or a Fixed Rate Loan, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, an amount equal to the excess, if any, as reasonably determined by such Lender of (A) its cost of obtaining the funds for the Loan being paid, prepaid, assigned or not borrowed for the period from the date of such payment, prepayment, assignment or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure to borrow) over (B) the amount of interest (as reasonably determined by the Lender) that would be realized by the Lender in reemploying the funds so paid, prepaid, assigned or not borrowed. Each Lender shall provide to the Borrower a statement, supported where applicable by documentary evidence, explaining the amount of any such loss, cost or expense, which statement shall, in the absence of manifest error, be conclusive with respect to the parties hereto. The Borrower shall pay to each Lender within fifteen Business Days following receipt by the Borrower of such statement, the amount shown thereon as owing by the Borrower to the Lender. This agreement shall survive termination of this Agreement and payment in full of the Notes.

          Section 11.03. Representation of Lenders. Each Lender hereby represents that it is a commercial lender or financial institution which makes loans in the ordinary course of its business and that it will make each Loan made by it hereunder in the ordinary course of such business; provided, however, that, subject to Article VIII, the disposition of the Notes held by that Lender shall at all times be within its exclusive control.




          Section 11.04. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, telecopier, rapifax or similar writing) and shall be given to such party at its address, telex number, telecopier number or rapifax number set forth on the signature pages hereof or such other address, telex number, telecopier number or rapifax number as such party may hereafter specify for that purpose by notice to the Lenders and the Borrower. Each such notice, request or other communication shall be effective (a) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (b) if given by telecopier or rapifax, upon receipt (receipt confirmed), (c) if by messenger or by nationally recognized overnight carrier addressed as aforesaid (with charges prepaid), upon written confirmation of delivery, or
(d) if given by any other means, when delivered at the address specified in this Section.

          Section 11.05. No Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          Section 11.06. Expenses; Documentary Taxes. The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Agent (including reasonable fees and disbursements of special counsel to the Agent) in connection with the preparation of this Agreement, and all reasonable out-of-pocket expenses of the Agent and the Lenders in connection with any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder, and (b) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Agent and any Lender, including fees and disbursements of counsel, in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom. The Borrower shall indemnify each Lender against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution, delivery or performance of this Agreement or the Notes. This Agreement shall survive termination of this Agreement and payment in full of the Notes.

          Section 11.07. Sharing of Set-Offs. Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the principal and interest due with respect to the Syndicated Note or the Competitive Note held by it, as a result of which the unpaid principal portion of the Syndicated Note or Competitive Note held by it shall be proportionately less than the unpaid principal portion of the Syndicated Note or Competitive Note, respectively, held by any other Lender, the Lender receiving such proportionately greater payment shall purchase a participation in the Syndicated Note or Competitive Note, as the case may be, held by such other Lender, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Syndicated Notes or Competitive Notes, as appropriate, held by the Lenders shall be shared by the Lenders pro rata, provided, that nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it

may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Notes. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

          Section 11.08. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders, provided that no such amendment or waiver shall, unless signed by all the Lenders, (a) increase or subject any Lender to any additional obligation, (b) increase the Aggregate Commitments, (c) reduce the principal of or rate of interest on any Loan or any fees hereunder, (d) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder, (e) change the percentage of the Commitments, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement, (f) change the definition of Interest Period herein, or (g) amend or waive any provision of Section 11.09 or Section 11.16 hereof; and provided further that no such amendment or waiver of any provision of
Article X hereof shall be effective without the written concurrence of the Agent.

          Section 11.09. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Lenders.

          Section 11.10. Collateral. Each of the Lenders represents to each of the other Lenders that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

          Section 11.11. Obligations Several; Independent Nature of Lenders' Rights. The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained in this Agreement and no action taken by the Lenders pursuant thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

          Section 11.12. Survival of Warranties. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans hereunder and the execution and delivery of the Notes.




          Section 11.13. Severability. In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

          Section 11.14. Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. All judicial proceedings brought against the Borrower or any of the Lenders arising out of or relating to this Agreement, any Note or any obligation of the Borrower or any obligation of the Lenders in connection herewith or therewith may be brought in any state or federal court of competent jurisdiction in the State and County of New York and by execution and delivery of this Agreement each of the Borrower and the Lenders accepts for itself and in connection with its properties, generally and unconditionally, the jurisdiction of the aforesaid courts and waives any defense of forum non conveniens, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, such Note or such obligation. All parties to this Agreement irrevocably waive all right to trial by jury in any judicial proceeding arising out of or relating to this Agreement, any Note or any such obligation. Each of the Borrower and the Lenders agrees that it either has designated and appointed such Persons as it selects to receive on its behalf service of all process in any such proceeding in any such court, such service being hereby acknowledged by each of the Borrower and the Lenders to be effective and binding in every respect, or, in the alternative, hereby agrees and consents that service of all process in any such proceeding in any such court by certified mail at its notice address provided in the applicable signature pages hereto constitutes effective notice and shall be effective and binding in every respect. If any agent appointed by the Borrower or any Lender refuses to accept service, the Borrower and each of the Lenders hereby agrees that service upon it by mail shall constitute sufficient notice. Nothing herein shall affect the right to service of process in any other manner permitted by law or shall limit the right of any Lender or the Borrower to bring proceedings in the courts of any other jurisdiction.

          Section 11.15. Taxes. All payments made by the Borrower to the Agent and to the Lenders hereunder shall be made free and clear of, and without reduction for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority excluding net income and franchise taxes (imposed with respect to net income) of the United States of America or any political subdivision or taxing authority thereof or therein (including Puerto Rico) (such non-excluded taxes being called "Foreign Taxes"). If any Foreign Taxes are required to be withheld from any amounts payable hereunder or under the Notes, the amounts so payable shall be increased to the extent necessary to yield (after payment of all Foreign Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. Whenever any Foreign Tax is payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Lenders a certified copy of an original official receipt showing payment thereof. If the Borrower fails to pay any Foreign Taxes when due to the appropriate taxing authority or fails to remit to the Lenders the required receipts or other required documentary

evidence, the Borrower shall indemnify the Lenders for any incremental taxes, interest or penalties that may become payable as a result of any such failure. Notwithstanding anything to the contrary contained herein, however, in the event that a Lender (or any assignee of such Lender's obligations hereunder) is a foreign corporation or partnership for United States income tax purposes, the Borrower's obligation under the first two sentences of this Section 11.15 shall apply only to payments which are effectively connected with the conduct of a trade or business by the Lender (or its assignee) within the United States within the meaning of Section 882 of the Internal Revenue Code of 1986, as amended.

          Section 11.16. Reinstatement. To the extent any Lender receives any payment by or on behalf of the Borrower, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Borrower or its estate, trustee, receiver, custodian or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the obligation or part hereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of the Borrower to such Lender as of the date such initial payment, reduction or satisfaction occurred.

          Section 11.17. New York Law. This Agreement and each Note shall be construed in accordance with and governed by the law of the State of New York.

          Section 11.18. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          Section 11.19. Entire Agreement. This Agreement, the other loan documents related hereto and the side letter agreement referred to in
Section 3.07 constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement, the other loan documents and the side letter agreements referred to herein. Nothing in this Agreement, the other loan documents or the side letter agreements referred to herein, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement, the other loan documents or the side letter agreements referred to herein.














           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                         CLARK EQUIPMENT COMPANY


                         By:    /s/ William N. Harper
                         Title: Vice President and Controller


                         By:    /s/ Thomas B. Jones, Jr.
                         Title: Assistant Treasurer

                         100 N. Michigan Street
                         South Bend, Indiana  46634
                         Telex number:  6718074
                         Rapifax numbers: (219) 239-0238
                         or 0237


Commitments

$20,000,000.00           CHEMICAL BANK


                         By:  /s/ C. C. Wardell
                              Christopher Wardell
                              Managing Director

                         Notice Address pursuant to Section 11.05:

                         Jennifer H. McGowan
                         Vice President
                         Chemical Securities Inc.
                         10 South LaSalle Street
                         Suite 2300
                         Chicago, Illinois 60603

                         Telephone:  (312) 807-4035
                         Facsimile:  (312) 443-1964

                         Notice Address (copy):

                         Christopher C. Wardell
                         Managing Director
                         Chemical Bank
                         270 Park Avenue, Tenth Floor
                         New York, New York 10017

                         Telephone:  (212) 270-2053
                         Facsimile:  (212) 270-3860

$12,500,000.00           ROYAL BANK OF CANADA


                         By:    /s/ Gordon MacArthur
                         Name:  Gordon MacArthur
                         Title: Manager


                         Notice Address pursuant to Section 11.05:

                         New York Branch
                         Royal Bank of Canada
                         c/o New York Operations Center
                         Pierrepont Plaza
                         300 Cadman Plaza West
                         Brooklyn, New York 11201-2701

                         Telephone:  (212) 858-7168
                         Facsimile:  (718) 522-6292/3


                         Notice Address (copy):

                         Royal Bank of Canada
                         One North Franklin Street, Suite 700
                         Chicago, Illinois  60606
                         Attention:  Gordon C. MacArthur, Manager

                         Telephone:  (312) 551-1613
                         Facsimile:  (312) 551-0805

$12,500,000.00           COMERICA BANK


                         By:    /s/ Phillip A. Coosaia
                         Name:  Phillip A. Coosaia
                         Title: Assistant Vice President

                         Notice Address pursuant to Section 11.05:

                         Phillip A Coosaia
                         Comerica Bank
                         500 Woodward Avenue - MC 3279
                         Detroit, Michigan 48226

                         Telephone:  (313) 222-7044
                         Facsimile:  (313) 222-3330/6199


                         Notice Address (copy):

                         Sandra Fields
                         Comerica Bank
                         500 Woodward Avenue - MC 3279
                         Detroit, Michigan 48226

                         Telephone:  (313) 222-3805
                         Facsimile:  (313) 222-3330/6199



























$12,500,000.00           NATIONSBANK OF NORTH CAROLINA, N.A.


                         By:    /s/ Christopher B. Torie
                         Name:  Christopher B. Torie
                         Title: Senior Vice President

                         Notice Address pursuant to Section 11.05:

                         Christopher Torie
                         NationsBank of North Carolina, N.A.
                         70 West Madison Avenue, Suite 5300
                         Chicago, Illinois 60602

                         Telephone:  (312) 853-5794
                         Facsimile:  (312) 853-9194


                         Notice Address (copy):

                         Kathy Mumpower
                         NationsBank of North Carolina, N.A.
                         One NationsBank Plaza NCI-002-06-19
                         Charlotte, North Carolina 28255

                         Telephone:  (704) 386-7429
                         Facsimile:  (704) 386-8694



























$12,500,000.00           PNC BANK, NATIONAL ASSOCIATION


                         By:     /s/ James N. DeVries
                         Name:   James N. DeVries
                         Title:  Vice President

                         Notice Address pursuant to Section 11.05:

                         PNC Bank, N.A.
                         Fifth Avenue and Wood Street
                         Pittsburgh, PA 15222

                         Telephone:_________________________
                         Facsimile:_________________________


                         Notice Address (copy):

                         PNC Bank, N.A.
                         Chicago Office
                         500 West Madison Street, Suite #3140
                         Chicago, IL 60661

                         Telephone: (312) 906-3400
                         Facsimile: (312) 906-3420



























$7,500,000.00            UNION BANK OF SWITZERLAND,
                         CHICAGO BRANCH


                         By:     /s/ Walter R. Wolff
                         Name:   Walter R. Wolff
                         Title:  First Vice President

                         By:     /s/ Thomas H. Meyers
                         Name:   Thomas H. Meyers
                         Title:  Lending Officer

                         Notice Address pursuant to Section 11.05:

                         Denis J. Campbell, IV
                         Union Bank of Switzerland,
                         Chicago Branch
                         30 South Wacker Drive, 40th Floor
                         Chicago, Illinois 60606

                         Telephone:  (312) 993-5604
                         Facsimile:  (312) 993-5530


                         Notice Address (copy):

                         Anna Trost
                         Union Bank of Switzerland,
                         Chicago Branch
                         30 South Wacker Drive, 40th Floor
                         Chicago, Illinois 60606

                         Telephone:  (312) 993-5522
                         Facsimile:  (312) 993-5530



















$7,500,000.00            ABN-AMRO BANK N.V.


                         By:    /s/ Robert J. Graff
                         Name:  Robert J. Graff
                         Title: Vice President

                         By:    /s/ Bernard J. McGuigan
                         Name:  Bernard J. McGuigan
                         Title: Group Vice President


                         Notice Address pursuant to Section 11.05:

                         Robert J. Graff
                         ABN AMRO Bank N.V.
                         135 South LaSalle Street
                         Chicago, Illinois 60603

                         Telephone:  (312) 443-2675
                         Facsimile:  (312) 606-8425


                         Notice Address (copy):

                         Loan Administration
                         ABN AMRO Bank N.V.
                         135 South LaSalle Street
                         Chicago, Illinois 60603

                         Telephone:  (312) 443-2961
                         Facsimile:  (312) 606-8435






















$7,500,000.00            BANK BRUSSELS LAMBERT -  NEW YORK BRANCH


                         By:     /s/ Dominick H.J. Vangaever
                         Name:   Dominick H.J. Vangaever
                         Title:  Vice President -Credit Dept.

                         By:     /s/ Eric Hollanders
                         Name:   Eric Hollanders
                         Title:  Senior Vice President - Credit Dept.

                         Notice Address pursuant to Section 11.05:

                         Mary V. Roney
                         Vice President
                         Bank Brussels Lambert - New York Branch
                         70 West Madison Avenue
                         Chicago, Illinois 60602

                         Telephone:  (312) 541-0068
                         Facsimile:  (312) 541-0072


                         Notice Address (copy):

                         Jose Garces
                         Bank Brussels Lambert - New York Branch
                         630 Fifth Avenue, 6th Floor
                         New York, New York 10111

                         Telephone:  (212) 632-5429
                         Facsimile:  (212) 632-5308






















$7,500,000.00            BANK OF MONTREAL


                         By:    /s/ Jeffrey C. Nicholson
                         Name:  Jeffrey C. Nicholson
                         Title: Director

                         Notice Address pursuant to Section 11.05:

                         Jeffrey C. Nicholson
                         Bank of Montreal
                         115 South LaSalle Street
                         Chicago, Illinois 60603

                         Telephone:  (312) 750-3732
                         Facsimile:  (312) 750-6057


                         Notice Address (copy):

                         Debra J. Sandt
                         Bank of Montreal
                         115 South LaSalle Street
                         Chicago, Illinois 60603

                         Telephone:  (312) 750-3727
                         Facsimile:  (312) 750-4344
______________
$100,000,000






















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